EXHIBIT 2.1

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                          AGREEMENT AND PLAN OF MERGER

                           dated as of August 16, 2005

                                      among

                                   NEXL, INC.,

                     MTM TECHNOLOGIES (MASSACHUSETTS), LLC,

                             MTM TECHNOLOGIES, INC.,

                                       and

                               CLIFFORD L. RUCKER






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                                TABLE OF CONTENTS
                                -----------------

                                                                            PAGE


ARTICLE I THE MERGER  2

   SECTION 1.01.       THE MERGER..............................................2
   SECTION 1.02.       THE CLOSING.............................................2
   SECTION 1.03.       EFFECTIVE TIME OF THE MERGER............................2
   SECTION 1.04.       EFFECT OF THE MERGER....................................2
   SECTION 1.05.       TAX CONSEQUENCES........................................3
   SECTION 1.06.       WITHHOLDING.............................................3

ARTICLE II THE SURVIVING ENTITY................................................3

   SECTION 2.01.       CERTIFICATE OF FORMATION................................3
   SECTION 2.02.       LIMITED LIABILITY COMPANY AGREEMENT.....................4
   SECTION 2.03.       BOARD OF DIRECTORS AND OFFICERS.........................4

ARTICLE III STATUS OF STOCK....................................................4

   SECTION 3.01.       STATUS OF MERGER MEMBERSHIP INTERESTS...................4
   SECTION 3.02.       MERGER CONSIDERATION....................................4
   SECTION 3.03.       MERGER CONSIDERATION ADJUSTMENT.........................5
   SECTION 3.04.       EARNOUT CONSIDERATION...................................8
   SECTION 3.05.       NO FRACTIONAL SHARES...................................10

ARTICLE IV REPRESENTATIONS AND WARRANTIES.....................................10

   SECTION 4.01.       OPERATING REPRESENTATIONS AND WARRANTIES...............10
   SECTION 4.02.       REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.....31
   SECTION 4.03.       REPRESENTATIONS AND WARRANTIES OF PURCHASER............32
   SECTION 4.04.       REPRESENTATIONS AND WARRANTIES OF MERGER SUBSIDIARY....35

ARTICLE V PRE-CLOSING COVENANTS...............................................36

   SECTION 5.01.       ACCESS TO INFORMATION..................................36
   SECTION 5.02.       CONDUCT OF BUSINESS....................................37
   SECTION 5.03.       NOTIFICATION...........................................39
   SECTION 5.04.       THIRD PARTY CONSENTS...................................39
   SECTION 5.05.       CONFIDENTIALITY........................................39
   SECTION 5.06.       PUBLICITY..............................................40
   SECTION 5.07.       INJUNCTIONS............................................40
   SECTION 5.08.       SATISFACTION OF CONDITIONS.............................40
   SECTION 5.09.       PERSONAL VEHICLES......................................40
   SECTION 5.10.       STOCK OPTIONS AND RESTRICTED STOCK UNITS...............40
   SECTION 5.11.       ACQUISITION PROPOSALS..................................41
   SECTION 5.12.       IDENTIFIED LIABILITIES.................................41
   SECTION 5.13.       KEYS TO PROPERTIES.....................................41
   SECTION 5.14.       TRANSFER OF BANK ACCOUNTS..............................41
   SECTION 5.15.       CANCELLATION OF CREDIT CARDS...........................41


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   SECTION 5.16.       TAIL INSURANCE.........................................41
   SECTION 5.17.       CLOSING OF CHICAGO OFFICE OF COMPANY...................41
   SECTION 5.18.       SALE OF CERTAIN ASSETS.................................42
   SECTION 5.19.       RELEASE OF GUARANTY OF INGRAM MICRO, INC...............42
   SECTION 5.20.       REAL PROPERTY INSURANCE................................42
   SECTION 5.21.       SALES AND USE TAX......................................42

ARTICLE VI CONDITIONS TO CLOSING..............................................42

   SECTION 6.01.       CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
                       AND MERGER SUBSIDIARY..................................42
   SECTION 6.02.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY
                       AND SHAREHOLDERS.......................................45

ARTICLE VII DOCUMENTS TO BE DELIVERED AT THE CLOSING..........................46

   SECTION 7.01.       DOCUMENTS TO BE DELIVERED BY THE SHAREHOLDERS..........46
   SECTION 7.02.       DOCUMENTS TO BE DELIVERED BY PURCHASER.................48
   SECTION 7.03.       DOCUMENTS TO BE DELIVERED BY MERGER SUBSIDIARY.........48

ARTICLE VIII POST-CLOSING COVENANTS...........................................48

   SECTION 8.01.       PAYMENTS RECEIVED......................................48
   SECTION 8.02.       USE OF NAME............................................49
   SECTION 8.03.       FINANCIAL STATEMENTS...................................49
   SECTION 8.04.       COVENANT NOT TO COMPETE................................49
   SECTION 8.05.       POST-CLOSING CONFIDENTIALITY...........................50
   SECTION 8.06.       POST-CLOSING NOTIFICATIONS.............................51
   SECTION 8.07.       SUBORDINATION AGREEMENTS...............................51
   SECTION 8.08.       SEC FILINGS............................................51
   SECTION 8.09.       INFORMATION SUPPLIED...................................51

ARTICLE IX SURVIVAL AND INDEMNIFICATION.......................................51

   SECTION 9.01.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES.............51
   SECTION 9.02.       LIMITATIONS ON LIABILITY...............................52
   SECTION 9.03.       INDEMNIFICATION........................................53
   SECTION 9.04.       DEFENSE OF CLAIMS......................................54
   SECTION 9.05.       ADJUSTMENT TO MERGER CONSIDERATION.....................55
   SECTION 9.06.       NO INDEMNITY FROM THE COMPANY..........................55

ARTICLE X TAX MATTERS.........................................................55

   SECTION 10.01.      TAX SHARING AND SIMILAR ARRANGEMENTS...................55
   SECTION 10.02.      TAX RETURNS REQUIRED TO BE FILED PRIOR TO CLOSING......55
   SECTION 10.03.      TAX PERIODS ENDING ON OR PRIOR TO THE CLOSING DATE.....55
   SECTION 10.04.      TAX RETURN.............................................56
   SECTION 10.05.      INDEMNIFICATION OBLIGATIONS............................56
   SECTION 10.06.      TAX PERIODS BEGINNING BEFORE AND ENDING AFTER
                       THE CLOSING DATE.......................................56
   SECTION 10.07.      COOPERATION ON TAX MATTERS.............................57
   SECTION 10.08.      TRANSFER TAXES.........................................57

ARTICLE XI CONTROLLING SHAREHOLDER............................................57


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   SECTION 11.01.      CONTROLLING SHAREHOLDER................................57
   SECTION 11.02.      NO LIABILITY FOR CONTROLLING SHAREHOLDER...............58

ARTICLE XII MISCELLANEOUS PROVISIONS..........................................59

   SECTION 12.01.      SPECIFIC PERFORMANCE AND LIQUIDATED DAMAGES............59
   SECTION 12.02.      ADDITIONAL SHAREHOLDERS................................59
   SECTION 12.03.      NOTICES................................................60
   SECTION 12.04.      EXPENSES...............................................61
   SECTION 12.05.      SUCCESSORS AND ASSIGNS.................................61
   SECTION 12.06.      WAIVER.................................................61
   SECTION 12.07.      ENTIRE AGREEMENT.......................................61
   SECTION 12.08.      AMENDMENTS AND SUPPLEMENTS.............................62
   SECTION 12.09.      RIGHTS OF THE PARTIES..................................62
   SECTION 12.10.      BROKERS................................................62
   SECTION 12.11.      FURTHER ASSURANCES.....................................62
   SECTION 12.12.      GOVERNING LAW..........................................62
   SECTION 12.13.      SEVERABILITY...........................................62
   SECTION 12.14.      COUNTERPARTS...........................................63
   SECTION 12.15.      TITLES AND HEADINGS....................................63
   SECTION 12.16.      CERTAIN INTERPRETIVE MATTERS AND DEFINITIONS...........63
   SECTION 12.17.      TERMINATION............................................63



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                      EXHIBIT AND DISCLOSURE SCHEDULE LIST
                      ------------------------------------

SCHEDULES
---------

Schedule I                 Name, Address and Ownership of Shareholders
Schedule II                Examples of Adjustments to Merger Consideration

EXHIBITS
--------

Exhibit A                  Form of Certificate of Merger
Exhibit B                  Form of Articles of Merger
Exhibit C                  Form of Certificate of Formation of Surviving Entity
Exhibit D                  Form of LLC Agreement of Surviving Entity
Exhibit E                  Form of Escrow Agreement
Exhibit F                  Form of Opinion of Company's Counsel
Exhibit G                  Form of Opinion of Purchaser's Counsel
Exhibit H-1                Form of Clifford L. Rucker Employment Agreement
Exhibit H-2                Form of Dean Oliver Employment Agreement
Exhibit I                  Form of Subordination Agreement
Exhibit J                  Form of Accession Agreement
Exhibit K                  Form of Amendment to Lease

DISCLOSURE SCHEDULES
--------------------

Schedule 3.04(b)           Certain Contracts
Schedule 4.01(b)           List of Qualified States
Schedule 4.01(d)           Required Consents
Schedule 4.01(f)           Non-GAAP Financial Statements
Schedule 4.01(g)           Accounts Receivable
Schedule 4.01(i)(1)        Absence of Undisclosed Liabilities
Schedule 4.01(i)(2)        Identified Liabilities
Schedule 4.01(k)(i)        Contracts and Commitments
Schedule 4.01(k)(ii)       Consents Required For Contracts
Schedule 4.01(l)           Title to Assets (Liens)
Schedule 4.01(m)           Intellectual Property Liens/Actions/Claims
Schedule 4.01(n)           Options and Equity Interests
Schedule 4.01(o)(ii)(A)    Real Property Leases
Schedule 4.01(p)           Insurance
Schedule 4.01(r)           Customers and Suppliers
Schedule 4.01(s)(i)        Labor Agreements
Schedule 4.01(s)(ii)       List of Employees and Compensation Agreements
Schedule 4.01(s)(iii)      Union Matters
Schedule 4.01(s)(iv)       Labor Matters, Employment Policies
Schedule 4.01(t)(i)        Employee Benefit Plans
Schedule 4.01(t)(iii)      Employee Benefit Plans
Schedule 4.01(t)(iv)       Amounts of Withdrawals
Schedule 4.01(u)           Litigation
Schedule 4.01(v)           Governmental Permits
Schedule 4.01(w)           Environmental Matters
Schedule 4.01(x)(iii)      Tax Returns


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Schedule 4.01(y)(ii)       Interested Transactions
Schedule 4.01(z)           Guarantees and Warranties
Schedule 4.01(bb)(1)       Credit Cards
Schedule 4.01(bb)(2)       Bank Accounts
Schedule 4.01(cc)          Commissions and Finder Fees
Schedule 4.02(a)           Address of Business and Shareholders
Schedule 4.02(c)           Agreements Between Shareholders
Schedule 4.03(c)           Purchaser Required Consents
Schedule 4.03(g)           Purchaser Capitalization
Schedule 6.01(g)           Required Consents
Schedule 6.01(q)           Litigation and Pre-Litigation Matters to be Resolved


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                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

                  This AGREEMENT AND PLAN OF MERGER (the "Agreement") is made as of this 16 day of August, 2005 between (A) NEXL, Inc., a Massachusetts corporation (the "Company"), (B) MTM Technologies (Massachusetts), LLC, a Delaware limited liability company (the "Merger Subsidiary"), (C) MTM Technologies, Inc., a New York corporation (the "Purchaser"), and the sole shareholder of Merger Subsidiary, (D) Clifford L. Rucker, a natural person (the "Controlling Shareholder") and (E) each person added as a part to this Agreement pursuant to Section 12.02 hereof (collectively with the Controlling Shareholder, the "Shareholders" and each a "Shareholder").

                                   WITNESSETH:

         WHEREAS, the Company presently conducts an access infrastructure solutions business (hereinafter, the "Business");

         WHEREAS, Purchaser and its subsidiaries operate a computer and communications technology management business providing information technology networking and data center services;

         WHEREAS, the parties hereto desire that the Company merge with and into the Merger Subsidiary, a wholly-owned subsidiary of Purchaser, upon the terms and subject to the conditions provided herein (the "Merger");

         WHEREAS, the parties hereto intend for the transaction provided for herein to qualify as a reorganization pursuant to Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder;

         WHEREAS, this Agreement has been approved by the respective boards of directors of Purchaser, Merger Subsidiary and the Company;

         WHEREAS, a majority in interest of the shareholders of the Purchaser have agreed to vote in favor of the sale or issuance of the Purchaser Common Stock to be issued to the Shareholders pursuant to this Agreement; and

         WHEREAS, the board of directors of the Company has taken appropriate action to terminate the Company's profit sharing plan as of the date of this Agreement.

                                   AGREEMENT:

         NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties, the parties hereto agree as follows:


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                                    ARTICLE I

                                   THE MERGER

         SECTION 1.01. THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.03), the Company shall be merged with and into the Merger Subsidiary and the separate existence of the Company shall thereupon cease, and the Merger Subsidiary shall continue as the surviving limited liability company in the Merger (the "Surviving Entity") under the laws of the State of Delaware under the name "MTM Technologies (Massachusetts), LLC" as a wholly-owned subsidiary of Purchaser. Throughout this Agreement, the term "Merger Subsidiary" shall refer to the Merger Subsidiary prior to the Merger and the term "Surviving Entity" shall refer to the Merger Subsidiary in its status as the surviving limited liability company in the Merger.

         SECTION 1.02. THE CLOSING. Unless this Agreement shall have been terminated pursuant to Section 12.17, the closing of the Merger (the "Closing") will take place at the New York offices of Thelen Reid & Priest LLP at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be as soon as possible following the satisfaction or waiver of the conditions set forth in Sections 6.01 and 6.02 (other than those conditions that by their nature are to be satisfied at the Closing) but in no event later than five (5) days thereafter. At the Closing, the parties shall execute and deliver the documents referred to in Article VII.

         SECTION 1.03. EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, (i) a Certificate of Merger in substantially the form attached hereto as Exhibit A (the "Certificate of Merger") shall be duly prepared, executed and acknowledged and thereafter delivered for filing to the office of the Secretary of State of the State of Delaware as provided by Section 18-209 of the Delaware Limited Liability Company Act ("Delaware Law") and (ii) Articles of Merger in substantially the form attached hereto as Exhibit B (the "Articles of Merger") shall be duly prepared, executed and acknowledged and thereafter delivered for filing to the office of the Secretary of State of the Commonwealth of Massachusetts and each district within the Commonwealth of Massachusetts in which real property of the Company is situated, as provided by Chapter 156D, Section 11.06 of the Massachusetts Business Corporation Act, each on the Closing Date. The Merger shall become effective upon the filing of the Certificate of Merger pursuant to and in compliance with this Agreement and
Section 18-209 of the Delaware Law. When used in this Agreement, the term "Effective Time" shall mean the time at which the Certificate of Merger shall have been filed and become effective in accordance with Delaware Law.

         SECTION 1.04. EFFECT OF THE MERGER. The Merger shall, from and after the Effective Time, have all the effects provided by Delaware Law. If at any time after the Effective Time, the Surviving Entity shall consider or be advised that any further deeds, conveyances, assignments or assurances in law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Entity, the title to any property or rights of the Company to be vested in the Surviving Entity, by reason of, or as a result of the Merger, or otherwise to carry out the purposes of this Agreement, the Company agrees that its proper officers and directors shall execute and deliver all such deeds, conveyances, assignments and assurances in law and in all things necessary, desirable or proper to vest, perfect or confirm


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title to such property or rights in the Surviving Entity and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Surviving Entity are fully authorized in the name of each of the Company and the Merger Subsidiary or otherwise to take any and all such actions. Without limiting the generality of the foregoing, at and after the Effective Time, the Surviving Entity shall be the successor to each of the Company and the Merger Subsidiary and shall possess all the rights, privileges, powers, immunities and franchises, of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Company and the Merger Subsidiary, and all singular rights, privileges, powers, immunities and franchises of each of the Company and the Merger Subsidiary, and all property, real, personal and mixed, and all debts due to the Company and the Merger Subsidiary on whatever account, including choses in action, and all and every other interest of or belonging to or due to each of the Company and the Merger Subsidiary, shall be taken and deemed to be transferred to and vested in the Surviving Entity as they were of the Company and the Merger Subsidiary, and the title to any real property vested by deed or otherwise in the Company and the Merger Subsidiary shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of the Company and the Merger Subsidiary shall be preserved unimpaired, and all debts, liabilities and duties of the Company and the Merger Subsidiary shall thenceforth attach to the Surviving Entity, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

         SECTION 1.05. TAX CONSEQUENCES. For federal income tax purposes, this Agreement is intended to constitute a "plan of reorganization" within the meaning of Treasury Regulation section 1.368-2(g). The Company shall use its reasonable commercial efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, provided that the foregoing shall not limit or restrict in any way Purchaser enforcing its rights under this Agreement.

         SECTION 1.06. WITHHOLDING. Notwithstanding any other provision of this Agreement, Purchaser, Merger Subsidiary and Surviving Entity shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of stock of the Company such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable legal requirement, and to collect any necessary Tax forms, including IRS Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from any holder or former holder of stock of the Company. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

                                   ARTICLE II

                              THE SURVIVING ENTITY
                              --------------------

         SECTION 2.01. CERTIFICATE OF FORMATION. The Certificate of Formation of the Merger Subsidiary as in effect immediately prior to the Effective Time as set forth in Exhibit C hereto shall be the Certificate of Formation of the Surviving Entity.


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         SECTION 2.02. LIMITED LIABILITY COMPANY AGREEMENT. The limited liability company agreement of the Merger Subsidiary as in effect immediately prior to the Effective Time as set forth in Exhibit D hereto shall be the limited liability company agreement of the Surviving Entity.

         SECTION 2.03. BOARD OF DIRECTORS AND OFFICERS. At the Effective Time, the directors and officers of Merger Subsidiary immediately prior to the Effective Time shall be the directors and officers of the Surviving Entity, until the earlier of their respective deaths, resignations or removals or the time that their respective successors have been duly elected or appointed and shall have qualified.

                                   ARTICLE III

                                 STATUS OF STOCK
                                 ---------------

         SECTION 3.01. STATUS OF MERGER MEMBERSHIP INTERESTS.

         (a) Each of the membership interests of the Merger Subsidiary (the "Merger Subsidiary Membership Interest") issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding membership interests after the Effective Time, and thereafter, such membership interests shall evidence ownership of the same number of membership interests of the Surviving Entity (the "Surviving Entity Membership Interest").

         (b) Each of the shares of common stock of the Company (the "Company Common Stock") that is issued and outstanding immediately prior to the Effective Time and held by the Shareholders shall, by virtue of the Merger and without any action on the part of the Shareholders, be converted into and exchangeable for the right to receive the Merger Consideration (defined below), subject to adjustment as provided herein. The Merger Consideration shall be allocated to each share of Company Common Stock ratably.

         (c) At the Effective Time, the Shareholders shall surrender the certificate or certificates representing all the issued and outstanding shares of the Company in exchange for the Merger Consideration.

         SECTION 3.02. MERGER CONSIDERATION.

         (a) The Purchaser shall make available for conversion and exchange of the Company Common Stock, the following aggregate consideration: (a) subject to Sections 3.02(b) and (c) and to the adjustments set forth in Section 3.03 hereof, (i) $13,050,000 in cash (the "Cash Consideration") which shall be paid on the Closing Date (as defined in Section 1.02) by wire transfer of immediately available funds to such accounts as shall have been designated by the Shareholders to Purchaser prior to the Closing, (ii) (x) certificates representing an aggregate of 3,000,000 shares of the Purchaser's common stock, $.001 par value per share ("Purchaser Common Stock"), less the total number of shares constituting the Stock Deposit (as defined below), shall be issued and delivered to the Shareholders as soon as practicable after the Closing Date (the "Stock Payment") and (y) certificates representing that number of shares of Purchaser Common Stock determined by dividing $2,500,000 by the Stock Value (the "Stock Deposit" and together with the Stock Payment, the "Stock Consideration"), shall be issued to the Shareholders and delivered as soon as practicable after


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the Closing Date to JPMorgan Chase Bank, as escrow agent (the "Escrow Agent"), to be held and distributed pursuant to the terms of the Escrow Agreement to be executed by and among the Controlling Shareholder, Purchaser, and the Escrow Agent in the form of Exhibit E attached hereto (the "Escrow Agreement"), and
(iii) subject to the terms and provisions of Section 3.04, the Earnout Consideration on the date and in the amount provided in Section 3.04 (the Cash Consideration together with the Stock Consideration and the Earnout Consideration adjusted to the extent provided pursuant to Section 3.03, the "Merger Consideration"). The percentage amounts of the Cash Consideration, the Stock Consideration and the Earnout Consideration shall be distributed and issued to each Shareholder in accordance with the percentages of Stock set forth opposite the name of such Shareholder in Schedule I hereto.

         (b) If, on the date five business days prior to the meeting of the Purchaser's shareholders convened to approve the sale and issuance of Purchaser Common Stock pursuant to this Agreement (the "Determination Date"), the Stock Value is less than $2.90, each of the Purchaser and the Company shall have the right to terminate this Agreement on or before the second following business day, upon written notice delivered to the other party, unless either (i) the Company and the Controlling Shareholder agree to reduce the Cash Consideration (with no adjustment to the Stock Consideration) such that the value of the Stock Consideration constitutes at least 40% of the Closing Date Consideration (the value of the Stock Consideration to be determined by multiplying the Stock Consideration by the Stock Value) or (ii) the Purchaser agrees to increase the Stock Consideration such that the value of the Stock Consideration constitutes at least 40% of the Closing Date Consideration (the value of the Stock Consideration to be determined by multiplying the Stock Consideration by the Stock Value). If the Company and the Shareholders have complied with the requirements of (i) above or the Purchaser has complied with the requirements of
(ii) above, neither the Company nor the Purchaser shall have the right to terminate this Agreement pursuant to this Section 3.02(b). As used in this Agreement, "Closing Date Consideration" means the sum of the Cash Consideration plus the Stock Payment, without adjustment pursuant to Section 3.03. As used in this Agreement, "Stock Value" means the average of the NASDAQ closing price of Purchaser Common Stock for the 30 trading days ending on the Determination Date.

         (c) If, on the Determination Date, the Stock Value is greater than $5.85, the Stock Consideration shall be adjusted as follows: (i) the Stock Deposit shall consist of an aggregate number of shares of Purchaser Common Stock determined by dividing $2,500,000 by the Stock Value and (ii) the Stock Payment shall consist of an aggregate number of shares of Purchaser Common Stock equal to the difference between (x) the quotient of $17,550,000 divided by the Stock Value minus (y) the number of shares making up the Stock Deposit as determined under this subsection (c).

         SECTION 3.03. MERGER CONSIDERATION ADJUSTMENT.

         (a) The Company and the Shareholders shall prepare and deliver to Purchaser on the Closing Date a statement (the "Closing Statement") setting forth in reasonable detail (x) a calculation of the estimated Tangible Net Worth of the Business as of the Closing Date and (y) the Identified Liabilities that have not been paid as of the Closing Date. Unless arrangements which are satisfactory to Purchaser in the exercise of its sound business judgment,


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including, without limitation, the deposit in escrow of a portion of the Cash
Consideration to secure payment thereof, have been made with respect to any such Identified Liabilities, the Cash Consideration paid at Closing shall be reduced, on a dollar-for-dollar basis, by an amount equal to any Identified Liabilities that have not been paid by the Company prior to the Closing Date. If the Tangible Net Worth as set forth in the Closing Statement is less than $2,000,000, each of (I) the Cash Consideration (as it may be reduced in accordance with the second sentence of this Section 3.03) and (II) the dollar value of the Stock Payment paid at Closing shall be reduced, by an amount equal to one-half of the amount by which the Tangible Net Worth as set forth on Closing Statement is less than $2,000,000. If the Tangible Net Worth as set forth in the Closing Statement is more than $2,000,000, each of (X) the Cash Consideration (as it may be reduced in accordance with the second sentence of this Section 3.03) and (Y) the dollar value of the Stock Payment paid at Closing shall be increased, by an amount equal to one-half of the amount by which the Tangible Net Worth as set forth on Closing Statement is more than $2,000,000; provided, however, that the aggregate amount of any such increase to (X) and (Y) shall not exceed $500,000. For the avoidance of doubt, the adjustments to the Merger Consideration due to changes in Tangible Net Worth as set forth in the Closing Statement are illustrated by example on Schedule II. For purposes of determining the amount of any reduction or increase in the Stock Payment pursuant to this Section 3.03, each share of the Purchaser Common Stock shall have a per share price equal to the Stock Value. As used in this Agreement, "Tangible Net Worth" means the sum of the net book value of the assets of the Company, minus the sum of (i) the amount of the liabilities of the Company (other than the Identified Liabilities, and (ii) goodwill (in the case of both
(i) and (ii), determined in accordance with GAAP and, to the extent that the Balance Sheet (as defined in Section 4.01(f)) reflects GAAP, on a basis consistent with the Balance Sheet. (Hereinafter, the Tangible Net Worth set forth on the Closing Statement shall be referred to as the "Closing Statement Net Worth"). As used in this Agreement, "Identified Liabilities" means all liabilities or obligations of the Company (whether or not accrued or reflected on the Balance Sheet or arising between the Balance Sheet Date and the Closing
Date) arising out of or relating to (i) Taxes (as defined in Section 4.01(x)(xv)), including without limitation, sales taxes, (ii) legal, accounting, investment banking, brokerage, or similar fees or expenses incurred by the Shareholders or the Company in connection with, resulting from, or attributable to, the transactions contemplated by this Agreement, (iii) any amounts due or owed to current or former shareholders of the Company, (iv) any tort, breach of contract, or violation or requirement of any law including any environmental or occupational safety and health laws, (v) any employee benefit plan, pension plan, or unemployment compensation or unemployment insurance arrangements and
(vi) claims by or on behalf of any employee involving any violation of any law, termination of employment or any similar matter.

         (b) Within 45 days after the Closing Date, Purchaser shall prepare and deliver to the Shareholders a statement (the "Post-Closing Statement") setting forth in reasonable detail a calculation of the actual Tangible Net Worth of the Business as of the Closing Date (the "Post-Closing Statement Net Worth") and the Identified Liabilities that were not paid on or before the Closing Date or otherwise adjusted for on the Closing Statement (the "Unpaid Identified Liabilities"). The Post-Closing Statement shall be final and binding on the Shareholders and the Company unless within 20 business days following the date of delivery of the Post-Closing Statement, the Controlling Shareholder notifies Purchaser in writing (a "Section 3.03 Objection Notice") that he does not accept as correct the calculation of the Post-Closing Statement Net Worth or the Unpaid Identified Liabilities. If (x) the Shareholders timely deliver a Section 3.03

Objection Notice to Purchaser and (y) within five business days of the receipt of such Section 3.03 Objection Notice, such calculation of the Post-Closing Statement Net Worth or the Unpaid Identified Liabilities can not be established by agreement between the Chief Executive Officer of the Purchaser and the Controlling Shareholder, then, the Purchaser shall instruct its independent public accounting firm (the "Independent Auditor") to determine the calculation of the Post-Closing Statement Net Worth and verify the Unpaid Identified Liabilities made in the Post-Closing Statement. The determination of the Post-Closing Statement Net Worth and verification of the Unpaid Identified Liabilities by the Independent Auditor shall be final, conclusive and binding on the Shareholders, the Company and Purchaser. As finally agreed to by the parties or their representatives or as determined by the Independent Auditor, as the case may be, the computations of Post Closing Statement Net Worth and Unpaid Identified Liabilities shall hereinafter be referred to as the "Final Net Worth" and the "Final Liabilities," respectively.

         (c) Once the Final Net Worth and Final Liabilities are determined, then the Merger Consideration shall be either adjusted if no previous adjustment was made based on the Closing Statement, or readjusted if a previous adjustment was made based on the Closing Statement, so that the Merger Consideration will be increased or reduced, as the case may be, by the amount by which the Final Net Worth as finally determined under this Section 3.03 shall be greater than or less than, respectively, $2,000,000; provided, however, that the aggregate amount of any increase in the Merger Consideration pursuant to this Section 3.03 shall not exceed $500,000. Any such adjustments to the Merger Consideration shall be payable one-half in cash and one-half in Purchaser Common Stock. For purposes of such payment each share of the Purchaser Common Stock shall have a per share price equal to the Stock Value. In addition, the Merger Consideration shall be further reduced by the actual amount of the Final Liabilities, if any, which shall be paid in cash, severally (in accordance with their applicable ownership percentages) and not jointly by the Shareholders (other than the Controlling Shareholder) and jointly and severally by the Controlling Shareholder.

         (d) If the Final Net Worth is less than the Closing Statement Net Worth, then the Shareholders (other than the Controlling Shareholder), severally (in accordance with their applicable ownership percentages) and not jointly, and the Controlling Shareholder, jointly and severally, shall promptly pay the Purchaser an amount equal to the difference between (A) the Closing Statement Net Worth and (B) the Final Net Worth. One-half of such amount shall be paid in cash and one-half in Purchaser Common Stock. For purposes of such payment each share of the Purchaser Common Stock shall have a per share price equal to the Stock Value. If the Final Net Worth is more than the Closing Statement Net Worth, then the Purchaser shall pay the Shareholders, on a pro rata basis, an aggregate amount equal to the difference between (A) the Final Net Worth and (B) the Closing Statement Net Worth; provided, however, that the aggregate amount of any such payment by the Purchaser together with any payments made by the Purchaser pursuant to Section 3.03(a) herein shall not exceed $500,000. One-half of such amount shall be paid in cash and one-half in Purchaser Common Stock. For purposes of such payment each share of the Purchaser Common Stock shall have a per share price equal to the Stock Value. For the avoidance of doubt, the adjustments to the Merger Consideration due to changes in Final Net Worth as set forth in the Post-Closing Statement are illustrated by example on Schedule II. In addition, the Merger Consideration shall be further reduced by the actual amount of the Final Liabilities, if any, which shall be paid in cash, severally (in accordance with their applicable ownership percentages) and not jointly by the Shareholders (other than the Controlling Shareholder) and jointly and severally by the Controlling Shareholder. Final settlement of any adjustment or readjustment with respect to the Closing Statement Net Worth and with respect to the Identified Liabilities shall be made in cash, or with respect to any payments made in Purchaser Common Stock, shall be delivered, within five business days of the date that the Final Net Worth and Final Liabilities were determined.

         (e) The fees of the Independent Auditor in connection with the determination of Tangible Net Worth and Unpaid Identified Liabilities shall be paid one-half by the Shareholders and one-half by Purchaser.

         (f) All shares of Purchaser Common Stock delivered under this Agreement shall be unregistered shares pursuant to a private placement of Purchaser Common Stock and shall contain the following legend:

         THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SHARES TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT AND SUCH STATE SECURITIES LAWS.

         THE ISSUER IS AUTHORIZED TO ISSUE SHARES OF MORE THAN ONE CLASS AND TO ISSUE SHARES IN MORE THAN ONE SERIES OF AT LEAST ONE CLASS. THE ISSUER WILL FURNISH WITHOUT CHARGE TO EACH SHAREHOLDER WHO SO REQUESTS A STATEMENT OF THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.

         SECTION 3.04. EARNOUT CONSIDERATION.

         (a) If one hundred percent (100%) of the North East Region EBITDA Target is achieved during the Earnout Period (subject to the adjustment set forth in Section 3.04(b) below), then Purchaser shall (i) pay an amount equal to $1,000,000 in cash to the Shareholders, on a pro rata basis, and (ii) issue to the Shareholders, on a pro rata basis, certificates representing the number of shares of Purchaser Common Stock determined by dividing $1,000,000 by the greater of (A) the average NASDAQ closing price of Purchaser Common Stock for the 10 business days ending immediately prior to the end of the Earnout Period and (B) $4.00 (the amounts payable to the Shareholders pursuant to this Section 3.04(a), the "Earnout Consideration"), for a total consideration of up to $2,000,000. If at least ninety percent (90%) but less than one hundred percent (100%) of the North East Region EBITDA Target is achieved during the Earnout Period (subject to the adjustment set forth in Section 3.04(b) below), then Purchaser shall (i) pay an amount equal to the difference between (x) $1,000,000 minus (y) the product of (A) the Earnout Shortfall Percentage multiplied by (B) $2,000,000, in cash to the Shareholders, on a pro rata basis, and (ii) issue to the Shareholders, on a pro rata basis, certificates representing the number of shares of Purchaser Common Stock determined by dividing $1,000,000 by the greater of (A) the average NASDAQ closing price of Purchaser Common Stock for the 10 business days ending immediately prior to the end of the Earnout Period and (B) $4.00. The term "Earnout Shortfall Percentage" means one hundred percent (100%) minus the actual percentage of the North East Region EBITDA Target is achieved during the Earnout Period. If less than ninety percent (90%) of the North East Region EBITDA Target is achieved during the Earnout Period no payment shall be due under this Section 3.04(a). In determining the EBITDA for the North East Region during the Earnout Period, Contracted EBITDA Contributions shall be added to actual EBITDA for the North East Region. As used herein, the term "EBITDA" means net income as determined in accordance with GAAP applied in a manner consistent with the application of those principles in the Balance Sheet
(i) less any applicable interest income and plus any applicable interest expense, (ii) plus any Income Tax expenses and less any Income Tax credits and
(iii) plus any applicable depreciation and amortization expense. As used herein, "Contracted EBITDA Contributions" means, with respect to any contract entered into during the Earnout Period for the provision of managed services that extends beyond the end of the Earnout Period by either (i) the Purchaser's North East Region or (ii) which is produced by any employee of the Company at the time of Closing working outside the North East Region after the Closing Date (a "Managed Service Contract"), an amount equal to 50% of the contracted revenues for managed services provided for in such Managed Service Contract (except any Managed Service Contract which is subject to the referral fee provisions of the Business Alliance and Lead Referral Agreement, dated February 23, 2005 between the Company and XO Communications Services, Inc. or any similar agreement between the Company and any other party, for which such amount shall equal 50% of difference of (a) the contracted revenues for managed services received by or to be received by the Company and (b) any referral fee paid or owed to such third party with respect to such Managed Service Contract), provided that the maximum period for which contracted revenues shall be included for the purposes of such calculation shall equal twelve (12) months less the number of months such contract was in effect during the Earnout Period and provided further that such Managed Service Contract shall not have been terminated prior to the 60th day following the end of the Earnout Period. As used herein, "Earnout Period" means the period beginning on the first day of the first calendar month following the Closing Date and ending on the date twelve months thereafter. As used herein, "North East Region" means the Purchaser's existing business operations in its Eastern Region (excluding Purchaser's corporate headquarters) plus the Business. As used herein, "North East Region EBITDA Target" means $9,000,000.

         (b) If the California office of the Company is moved out of the North East Region during the Earnout Period, North East Region EBITDA Target for the Earnout Period shall be reduced by an amount equal to the product of (i) $400,000 divided by 365 and (ii) the number of days remaining in the Earnout Period at the time of such move. No adjustments to the Earnout Consideration shall be made if any necessary consents are not obtained or if existing contracts of the Company are terminated, including without limitation, the agreements listed on Schedule 3.04(b) . The Shareholders reasonably and in good faith believe that, with respect to the agreements listed on Schedule 3.04(b), if any necessary consents are not obtained or if such agreements are terminated, one hundred percent (100%) of the North East Region EBITDA Target will still be achieved notwithstanding such failure to obtain consents and/or such termination.

         (c) No later than 90 days after the end of the Earnout Period, the Purchaser shall provide the Shareholders with a written calculation of the North East Region EBITDA as of such Earnout Period. In the event that the calculation of the North East Region EBITDA for the Earnout Period is the subject of a dispute between the Shareholders and Purchaser and such amount cannot be established by agreement between the Chief Executive Officer of the Purchaser and the Controlling Shareholder, then the Shareholders and Purchaser shall retain the services of the Independent Auditor to determine the North East Region EBITDA for such Earnout Period. Any such determination made by the Independent Auditor shall be final and binding on both the Shareholders and Purchaser. Any and all expenses incurred in connection with the retention of the Independent Auditor shall be borne by the Shareholders and Purchaser equally. The Earnout Consideration shall be paid to the Shareholders on the ninetieth day following the end of the Earnout Period; provided, however, that if there is a dispute regarding the calculation of the North East Region EBITDA, the Earnout Consideration shall be paid to the Shareholders promptly following the resolution of such dispute in accordance with this Section 3.04.

         SECTION 3.05. NO FRACTIONAL SHARES. No fractional shares of Purchaser Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, a holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock, as applicable, issuable to such holder) shall, upon surrender of such holder's Company stock certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the fair market value per share of the Purchaser Common Stock as of the Effective Time, as determined in good faith by Purchaser's board of directors.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

         SECTION 4.01. OPERATING REPRESENTATIONS AND WARRANTIES. The Controlling Shareholder makes the following representations and warranties to Purchaser, each of which is true and correct as of the date hereof and will be true and correct on the Closing Date and shall be unaffected by any investigation heretofore or hereafter made by Purchaser.

         (a) Organization. The Company is a Massachusetts corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts. The Company has the requisite corporate power and authority to own, lease, or otherwise hold its assets or properties owned, leased, or otherwise held by it and to carry on the Business as presently conducted by it.

         (b) Good Standing. The Company is in good standing and duly qualified to conduct business as a foreign corporation in every state of the United States in which its ownership or lease of property or conduct of its business activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. For the purposes of this Agreement, "Material Adverse Effect" shall mean any event, circumstance, condition, fact, effect, or other matter which has had or could reasonably be expected to have a material adverse effect (i) on the assets or properties of the Company or on the financial condition, prospects, financial projections, or results of operations of the Business taken as a whole or (ii) on the ability of the Company or any Shareholder to perform on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby, including, without limitation, the Merger. The states in which the Company is so qualified are listed on Schedule 4.01(b).

         (c) Authorization and Effect of Agreement. The Company has the requisite power (corporate or otherwise) to execute and deliver this Agreement and the other agreements to be entered into by it pursuant to this Agreement (the "Company Ancillary Documents") to consummate the Merger and to perform the transactions contemplated hereby and thereby to be performed by it. The execution and delivery by the Company of this Agreement and the Company Ancillary Documents and the performance by it of the transactions contemplated hereby and thereby to be performed by it, including, without limitation, the Merger, have been duly authorized by all necessary action (corporate, shareholder and/or otherwise) on the part of the Company. This Agreement and each Company Ancillary Document have been duly executed and delivered by duly authorized officers of the Company and, assuming the due execution and delivery of this Agreement and, as applicable, any Company Ancillary Document, by Purchaser, constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (d) No Restrictions Against the Assets and Properties of the Company; Required Consents. The execution and delivery of this Agreement and each Company Ancillary Document by the Company and each Shareholder does not and the performance by the Company and each Shareholder of the transactions contemplated hereby or thereby to be performed by any of them, including, without limitation, the Merger, will not (a) conflict with or violate any provision of the articles or certificate of incorporation (or other organizational documents or resolution of the Company's Board of Directors or shareholders) or by-laws of the Company,
(b) except as set forth on Schedule 4.01(d), conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a benefit under, any provision of any (i) contract, agreement, lease, license, joint venture, purchase order, commitment, and other agreements and arrangements, whether oral or written of the Company (collectively, "Contracts") or (ii) license, permit, franchise, authorization, order, registration, certificate, variance or approval (collectively, "Permits"), to which the Company or such Shareholder is a party or by which it or any of its properties are bound, (c) constitute a violation of any law applicable to the Company or such Shareholder or the assets or properties of the Company, or (d) result in the creation of any lien (other than any Permitted Lien, as hereinafter defined) upon any of the assets or properties of the Company, except in the case of clauses (b) or (c) above, for such conflicts, violations, breaches, defaults, accelerations, terminations, modifications, or cancellations that would not, individually or in the aggregate, have a Material Adverse Effect. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Company or such Shareholder in connection with the execution and delivery of this Agreement or any Company Ancillary Document by the Company or any Shareholder or the performance by the Company or any Shareholder of the transactions contemplated hereby to be performed by it, except for (i) such of the foregoing as are listed or described on Schedule 4.01(d), or (ii) any filings, if required, with the United States Federal Trade Commission and United States Department of Justice pursuant to the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). As used in this Agreement, "Governmental Entity" shall mean any U.S. or foreign federal, state, or local government, any agency, board, commission or tribunal of the foregoing, or any official of any of the foregoing.

         (e) No Third Party Options. There are no existing agreements with, options, or rights of, or commitments to any person to acquire any of the assets and properties of the Company or any interest therein, except for those contracts entered into in the normal course of business consistent with past practice with respect to the sale of inventory and the provision of services by the Company.

         (f) Financial Statements. The Company has delivered to Purchaser true and complete copies of the audited balance sheets of the Company and its consolidated Subsidiaries at June 30, 2005 and December 31, 2002, 2003 and 2004, and the related statements of operations, changes in shareholders' equity and accumulated deficit and cash flow for the fiscal years or interim periods then ended, in the case of the audited balance sheets and related statements, certified by the Company's independent public accounting firm (collectively, the "Financial Statements"). Except as set forth on Schedule 4.01(f), such Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods involved and such balance sheets, including the related notes, fairly present the financial position, assets, and liabilities (whether accrued, absolute, contingent, or otherwise) of the Company at the dates indicated and such statements of operations, changes in shareholders' equity and cash flows fairly present the results of operations, changes in shareholders' equity and cash flows of the Company for the periods indicated (except that the unaudited balance sheets and related statements do not include footnotes and normal year end adjustments all of which are recurring in nature and none of which would result in a Material Adverse Effect). References in this Agreement to the "Balance Sheet" shall mean the balance sheet of the Company as of June 30, 2005 referred to above, and references in this Agreement to the "Balance Sheet Date" shall be deemed to refer to June 30, 2005.

         (g) Accounts Receivable. Except as set forth in Schedule 4.01(g), the accounts receivable of the Company as set forth on the Balance Sheet or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practice; and, to the knowledge of the Company, are not subject to valid defenses, set-offs, or counterclaims; and are collectible within 90 days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the Balance Sheet, the recorded allowance for collection losses on the Balance Sheet. The allowance for collection losses on the Balance Sheet has been determined in accordance with GAAP consistent with past practice.

         (h) Inventory. All inventory of the Company, including raw materials, work-in process, and finished goods (collectively, the "Inventory"), reflected on the Balance Sheet or acquired since the date thereof was acquired and has been maintained in the ordinary course of the Business; is of good and merchantable quality; consists substantially of a quality, quantity, and condition usable, leasable, or saleable in the ordinary course of the Business; is valued at the lower of cost or market; and is not subject to any write-down or write-off. The Company is not under any liability or obligation with respect to the return of Inventory in the possession of wholesalers, retailers, or other customers.

         (i) Absence of Undisclosed Liabilities; No Other Business. Except as set forth in Schedule 4.01(i)(1), the Company has no liabilities or obligations except (a) those liabilities or obligations set forth on the Balance Sheet and not heretofore paid or discharged, (b) liabilities arising in the ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed on Schedule 4.01(k)(i) or not required to be disclosed because of the term or amount involved, (c) those liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and (d) the Identified Liabilities set forth on Schedule 4.01(i)(2). For purposes of this Agreement, the term "liabilities" shall include, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, or responsibility, whether fixed or contingent, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured. The Company does not now and has never conducted any business or operations or owned, leased or held any other interest in any property or assets other than in connection with and necessary for the Business.

         (j) Books of Account. The books, records, and accounts of the Company accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of the Company. The Company has not engaged in any transaction, maintained any bank account, or used any of the funds of the Company except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of the Company.

         (k) Contracts and Commitments.

             (i) Except as described on Schedule 4.01(k)(i), the Company is not a party to any written or oral:

                   (A) employment or consulting Contract with an employee or former employee, director, agent, consultant, or similar representative;

                   (B) collective bargaining agreement with any labor union;

                   (C) Contract for the future purchase of, or payment for, supplies or products, or for the performance of services by a third person which supplies services to the Company, involving in excess of $25,000 individually or $100,000 in the aggregate;

                   (D) Contract to sell or supply products or to perform services in excess of $25,000 individually or $100,000 in the aggregate;

                   (E) Contract for capital expenditures or the acquisition or construction of fixed assets involving in excess of $25,000 for any single project or in excess of $100,000 in the aggregate;

                   (F) Contract relating to cleanup, abatement, remediation, or other actions in connection with, or which result or may reasonably be expected to result in the incurrence of, Environmental Costs and Liabilities (as hereinafter defined);

                   (G) Contract granting to any Person a first-refusal, first-offer, or similar preferential right to purchase or acquire any of the assets or properties of the Company;

                   (H) any indenture, mortgage, loan, letter of credit, or other credit Contract under which the Company has borrowed or is entitled to borrow any money or issued any note, bond, indenture, or other evidence of indebtedness for borrowed money, or any indemnity, guarantee, or other contingent liability in respect of any indebtedness or obligation of any other Person;

                   (I) Contract with any manufacturer's representative, distributor, or other sales agent;

                   (J) Contract under which the Company is (A) a lessee of, or holds or uses, any material machinery, equipment, vehicle, or other tangible personal property owned by any other Person, (B) a lessor of, or makes available for use by any other Person, any material tangible personal property owned by the Company, or (C) a lessee of, or holds or uses, any Leased Real Property (as hereinafter defined);

                   (K) management service, investment advisory, investment banking, or other similar Contract;

                   (L) Contract limiting the freedom of the Company to sell any products or services of any other Person, engage in any line of business, or to compete with or obtain products from any other Person;

                   (M) Except for customer contracts entered in the ordinary course of business, Contract pursuant to which the Company has agreed to indemnify or hold harmless any Person;

                   (N) Contract with any officer, director, Affiliate, or stockholder of the Company or with any holder of any securities convertible into or exchangeable or exercisable for any shares of capital stock of the Company;

                   (O) Contract for any charitable or political contribution or to provide a vehicle to any officer, director or employee of the Company for personal use;

                   (P) license, franchise, distributorship, or other Contract which relates in whole or in part to any software, patent, trademark, trade name, service mark, or copyright or to any ideas, technical assistance, or other know-how of or used by the Company; or

                   (Q) material Contract not made in the ordinary course of business.

             (ii) Each of the agreements, contracts, and other instruments, documents, and undertakings listed or required to be listed on Schedule 4.01(k)(i), or not required to be listed therein because of the amount thereof ("Unlisted Contracts"), under which Purchaser is to acquire rights or obligations hereunder is valid and enforceable in accordance with its terms; the Company is, and to the Company's and each Shareholders' respective knowledge all other parties thereto are, in compliance with the provisions thereof; neither the Company, and to the Company's and each Shareholder's respective knowledge no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant, or condition contained therein; and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder; provided that with respect to the Unlisted Contracts except to the extent that such items do not and could not reasonably be expected to have a Material Adverse Effect on the Company. Furthermore, no such agreement, contract, instrument, document, or undertaking, in the reasonable opinion of the Company and each Shareholder, contains any contractual requirement with which there is a reasonable likelihood the Company or any other party thereto will be unable to comply. Except as listed on Schedule 4.01(k)(ii), no written or oral agreement, contract, or commitment described or required to be described on Schedule 4.01(k)(ii) requires the consent of any party to its assignment in connection with the transactions contemplated hereby, including, without limitation, the Merger.

         (l) Title to Assets. Except as listed or described on Schedule 4.01(l), the Company has, and following the Closing, will continue to have, good, valid, and marketable title to the assets and properties of the Company free and clear of all liens, other than (a) liens for Taxes, assessments, and other governmental charges which are not due and payable, and (b) mechanics', carriers', workmen's, repairmen's, and other like liens arising or incurred in the ordinary course of business consistent with past practice. The items referred to in the immediately preceding sentence are hereinafter referred to as "Permitted Liens."

         (m) Intellectual Property. The Intellectual Property (as hereinafter defined) includes all of the intellectual property rights necessary for the conduct of the Business. Except as set forth on Schedule 4.01(m), the Company has good, marketable, and exclusive title to, or the valid and enforceable power and unqualified right to use, the Intellectual Property, free and clear of all liens, and no Person other than the Company has any right or interest of any kind or nature in or with respect to the Intellectual Property or any portion thereof or any rights to use, market, or exploit the Intellectual Property or any portion thereof. Except as set forth in Schedule 4.01(m), there are no pending, or to the knowledge of the Company and each Shareholder, threatened actions of any nature affecting the Intellectual Property. Schedule 4.01(m) lists all notices or claims currently pending or received by the Company which claim infringement of any domestic or foreign letters patent, patent applications, patent licenses, software licenses, know-how licenses, trade names, trademark registrations and applications, service marks, copyrights, copyright registrations or applications, trade secrets, technical knowledge, know-how, or other confidential proprietary information. Except as set forth on
Schedule 4.01(m), and to the knowledge of the Company or any Shareholder, no reasonable basis upon which any claim may be asserted against the Company for infringement or misappropriation of any domestic or foreign letters patent, patents, patent applications, patent licenses, software licenses, know-how licenses, trade names, trademark registrations and applications, trademarks, service marks, copyrights, copyright registrations or applications, trade secrets, technical knowledge, know how, or other confidential proprietary information held or owned by another Person. All letters patent, registrations, and certificates issued by any Governmental Entity relating to any of the Intellectual Property and all licenses and other Contracts pursuant to which the Company uses any of the Intellectual Property, are valid and subsisting, have been properly maintained. Neither the Company nor to the knowledge of the Company and each Shareholder, any other Person, is in default or violation thereunder. As used in this Agreement, "Intellectual Property" shall mean all of the domestic and foreign letters patent, patents, patent applications, patent licenses, software licenses, know-how licenses, trade names, trademarks, registered copyrights, service marks, trademark registrations and applications, service mark registrations and applications, and copyright registrations and applications, owned or used by the Company in the operation of the Business, including those listed or described on Schedule 4.01(m), but excluding any software that has been purchased over-the-counter pursuant to a "shrink wrap" software license, and all trade secrets, technical knowledge, know-how, and other confidential proprietary information and related ownership, use, and other rights of the Company.

         (n) Capitalization. The Company's authorized capital stock consists exclusively of 200,000 shares of common stock, no par value per share, 2,000 of which are issued and outstanding as of the date hereof and, unless shares have been issued pursuant to a Permitted Stock Issuance (as defined in Section 4.01(q)), as of the Closing Date. All of the outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and non-assessable and have been issued in accordance with all applicable federal and state securities laws. Except as set forth in Schedule 4.01(n), (x) there are no existing options, warrants, calls, unsatisfied preemptive rights or commitments of any character whatsoever, or agreements to grant the same, relating to the Company's capital stock and (y) the Company has no outstanding securities convertible into or exchangeable or exercisable for any shares of capital stock or any options, calls or commitments of any character whatsoever with respect to the issuance of such convertible securities. Except as set forth on Schedule 4.01(n), the Company owns no equity interests, convertible securities, marketable securities, notes or other obligations evidenced by written instruments of any other firm or entity. The Company has no Subsidiaries. Except as set forth on Schedule 4.01(n), other than the Shareholders, no other person or entity has ever been a shareholder of the Company.

         (o) Real Property.

             (i) Owned Real Property. The Company does not own any real property in fee.

             (ii)  Leased Real Property. With respect to the Leased Real
     Property:

                   (A) Schedule 4.01(o)(ii)(A) describes each Real Property Lease by listing the name of the landlord or sublandlord, a description of the leased premises, the commencement and expiration dates of the current term, the security deposited by the Company with the landlord or sublandlord, if any, the monthly rental (including base and all additional rents), and whether the consent of the landlord is required in connection with the transactions contemplated by this Agreement; and

                   (B) each Real Property Lease is, and at Closing shall be, in full force and effect and, except as contemplated hereby, has not been assigned, modified, supplemented, or amended, and neither the Company, nor the landlord or sublandlord under any Real Property Lease is in default under any of the Real Property Leases, and no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would permit the landlord or sublandlord under any Real Property Lease to terminate any Real Property Lease.

             (iii) No Violations. The Real Property and the present uses thereof comply in all material respects with all applicable laws, and the Company has not received any notice, oral or written, from any Governmental Entity, and neither the Company nor the Shareholders have any reason to believe, that the Real Property or any improvements erected or situate thereon, or the uses conducted thereon or therein, violate any applicable laws or regulations.

             (iv) For purposes of this Agreement, "Real Property Leases", shall mean the real property leases which the Company has rights and incidents of interests in and to as lessee and "Leased Real Property" shall mean all of the Company's rights as of the Closing in all of the structures, fixtures, and improvements located thereon.

         (p) Insurance. The Company has insurance policies in full force and effect for such amounts as are sufficient for material compliance with all requirements of law and of all contracts to which the Company is a party or by which it is bound. Set forth in Schedule 4.01(p) is a list of all fire, liability, and other forms of insurance and all fidelity bonds held by or applicable to the Company, setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type of coverage, and annual premium. Except as set forth in Schedule 4.01(p), no event relating to the Company has occurred which can reasonably be expected to result in a material retroactive upward adjustment in premiums under any such insurance policies or which is likely to result in a material prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been cancelled within the last two years and, to the knowledge of the Company and each Shareholder, no threat has been made to cancel any insurance policy of the Company during such period. No event has occurred, including the failure by the Company to give any notice or information or the Company giving any inaccurate or erroneous notice or information, which materially limits or impairs the rights of the Company under any such insurance policies.

         (q) Conduct Since the Balance Sheet Date. Since the Balance Sheet Date, the Company has not:

             (i) incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

             (ii) sold, encumbered, assigned, or transferred any assets or properties, except for (i) the sale of obsolete or worn out equipment, (ii) the sale of Inventory in the ordinary course of business consistent with past practice or (iii) a Permitted Stock Issuance;

             (iii) made or suffered any amendment or termination of any contract listed on Schedule 4.01(k)(i), or Permit, or cancelled, modified, or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business;

             (iv) suffered any damage, destruction, or loss, whether or not covered by insurance, of any item or items carried on its books of account individually or in the aggregate at more than $25,000, or suffered any repeated, recurring, or prolonged shortage, cessation, or interruption of supplies or utility or other services required by the Company;

             (v) received notice or had knowledge of any actual or threatened labor trouble, strike, or other material occurrence, event, or condition of any similar character;

             (vi) made commitments or contracts for capital expenditures or capital additions or betterments exceeding $25,000 individually or $100,000 in the aggregate, except such as may be involved in ordinary repair, maintenance, or replacement of the assets and properties of the Company;

             (vii) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled, other than a Permitted Stock Issuance or the Permitted Shareholder Distribution;

             (viii) changed any of the accounting principles followed by it or the methods of applying such principles;

             (ix) entered into any transaction other than in the ordinary course of business consistent with past practice;

             (x) suffered any event or circumstance that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect;

             (xi) changed its Tax accounting or Tax reporting principles, practices, methods or policies; or

             (xii) made or revoked any election relating to Taxes, or settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes.

For the purposes of this Agreement, "Permitted Stock Issuance" shall mean the issuance of aggregate shares representing up to 21.5% of the fully diluted capital stock of the Company to Dean Oliver, James Murphy and/or Gary Halloran upon such persons becoming parties to this Agreement in accordance with Section
12.02. For the purposes of this Agreement, "Permitted Shareholder Distribution" shall mean a cash distribution to the Controlling Shareholder in an amount not to exceed $2,000,000; provided, however, the Company shall not make any Permitted Shareholder Distribution if the payment of any such Permitted Shareholder Distribution shall cause the Tangible Net Worth of the Business to be less than $2,000,000 on Closing Date.

         (r) Customers and Suppliers. Schedule 4.01(r) sets forth (a) a list of the ten (10) largest customers of the Company based on sales during the fiscal year ended December 31, 2004 and the six (6) months ended June 30, 2005, showing the approximate total sales by the Company to each such customer during such periods, and (b) a list of the ten (10) largest suppliers of the Company based on the actual cost of purchases from such supplier during the fiscal year ended December 31, 2004, and the six (6) months ended June 30, 2005, showing the approximate total purchases by the Company from each such supplier during such periods. Except as described on Schedule 4.01(r), there has not been any adverse change in the business relationship of the Company with any customer or supplier named in Schedule 4.01(r), and neither the Shareholders nor the Company have any reason to believe that there will be any such material adverse change in the future either as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

         (s) Labor Matters.
             -------------

             (i) Neither the Company, nor any Affiliate of the Company is a party to or bound by any employment or consulting agreement or any collective bargaining agreement or other labor agreement except as set forth on Schedule 4.01(s)(i).

             (ii) Schedule 4.01(s)(ii) hereto contains a true and complete list of all Persons employed by the Company, including date of hire, annual or monthly salary, a description of material compensation arrangements (other than employee benefit plans set forth in Schedule 4.01(s)(i) or 4.01(t)(i)), and a list of other terms of any and all agreements affecting such Persons, provided that sales compensation plans and other be described generally as to the material terms thereof. No Shareholder has any reason to believe that any employee material to the Company intends to terminate his or her employment with the Company as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

             (iii) Except as described on Schedule 4.01(s)(iii), the Company has not agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of the Company's respective employees. The Shareholders have no knowledge of any organizational effort during the past five years or currently being made or threatened by or on behalf of any labor union with respect to employees of the Company. There is no labor strike, slowdown, work stoppage, lockout, or material labor dispute actually pending or, to the knowledge of the Company and the Shareholders, threatened against or affecting the Company.

             (iv) Except as described on Schedule 4.01(s)(iv), the Company, with respect to employees, (i) has no written personnel policy applicable to such employees, (ii) is not or within the past five years has not been in violation in any material respect of any applicable laws regarding employment and employment practices and those laws relating to terms and conditions of employment, wages and hours, occupational safety and health, and workers' compensation or is engaged in any unfair labor practices,
     (iii) has no unfair labor practice charges or complaints pending or threatened against it before the National Labor Relations Board, (iv) has no grievances pending or threatened against it, and (v) has no charges pending before the Equal Employment Opportunity Commission of any state or local agency responsible for the prevention of unlawful employment practices.

         (t) Employee Benefit Plans.
             ----------------------

             (i) Set forth on Schedule 4.01(t)(i) is a list of each employee benefit plan (whether or not within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) multiemployer plan (within the meaning of ERISA Section 3(37) or 4001(a)(3) (a "Multiemployer Plan")), written or oral employment or consulting agreement, change in control agreement, severance pay plan or agreement, employee relations policy (or practice, agreement or arrangement), agreements with respect to leased or temporary employees, vacation plan or arrangement, sick pay plan, stock purchase plan, stock option plan, fringe benefit plan, incentive plan, bonus plan, cafeteria or flexible spending account plan and any deferred compensation agreement (or plan, program, or arrangement) covering any present or former employee of the Company and which is, or at any time during the six year period preceding the Closing Date was, sponsored or maintained by (or to which contributions are, or at any time during the six year period preceding the Closing Date were, or were required to have been, made by) either (i) the Company, or (ii) any other organization which together with the Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate"). Each and every such plan, program, policy, practice, arrangement and agreement is hereinafter referred to as an "Employee Benefit Plan."

             (ii) The Company has provided to the Purchaser (i) current, accurate and complete copies of each Employee Benefit Plan (including any amendments thereto), and all trust agreements, insurance or annuity contracts, summary plan descriptions, summaries of material modification, general notices to employees or beneficiaries and other material agreements, documents or instruments relating thereto; (ii) the most recent audited financial statement with respect to each Employee Benefit Plan required to have an audited financial statement; (iii) copies of the most recent determination letters with respect to any Employee Benefit Plan which is intended to qualify under the Code Section 401(a) (a "Qualified Plan"); and (iv) copies of the three most recent annual reports (Forms
     5500) with respect to each Employee Benefit Plan required to file an annual report.

             (iii) Except as set forth on Schedule 4.01(t)(iii), with respect to each Employee Benefit Plan:

                   (A) the Company and each ERISA Affiliate has complied in all material respects with all provisions of such plan, and with ERISA, the Code and other applicable laws and regulations, and no act or omission by the Company, each ERISA Affiliate, or any fiduciary of any such plan has occurred, no event has occurred and no condition exists that will or could be expected to give rise to liability for a breach of fiduciary responsibilities under ERISA, or to any fines, penalties, excise taxes, corrective payments, fees, sanctions or other payments under ERISA, the Code or other applicable laws or regulations;

                   (B) each such plan which is a Qualified Plan has received from the United States Internal Revenue Service (the "IRS") a favorable determination letter as to its qualification under the Code, which determination reflects consideration of the changes in the qualification requirements made by the Uruguay Round Agreements Act, the Taxpayer Relief Act of 1997, the Small Business Job Protection Act of 1996, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Internal Revenue Service Restructuring and Reform Act of 1998, and the Community Renewal Tax Relief Act of 2000, and no event has occurred that will or could be expected to give rise to disqualification or loss of tax-exempt status of any such plan or related trust;

                   (C) each such plan which is a pension plan but is not a Qualified Plan is exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to ERISA Sections 201(2), 301(a)(3) and 401(a)(1), and no Company assets are allocated to or held in a "rabbi trust" or similar funding vehicle for any such plan;

                   (D) each such plan which is a "group health plan" (within the meaning of ERISA Section 607(1) or Code Section 5000(b)(1)) has been operated at all times in compliance with the Health Insurance Portability and Accountability Act of 1996 and the continuation coverage provisions described in Code Section 4980B, ERISA Sections 601 through 608, and any similar provisions under applicable state law;

                   (E) there are no reserves, assets, surpluses or prepaid premiums with respect to any such plan which is a welfare plan (within the meaning of ERISA Section 3(1));

                   (F) no such plan provides for any post employment life, medical, dental or other welfare benefits (whether or not insured) for any current or former employee except as required under Code Section 4980B, Part 6 of Subtitle B of Title I of ERISA or applicable state or local law;

                   (G) each such plan which is a Qualified Plan providing for participant-directed investments meets the requirements of an ERISA
         Section 404(c) Plan within the meaning of Department of Labor Regulations Section 2550.404c-1(b);

                   (H) each such plan which is an individual account plan within the meaning of ERISA Section 3(34) and the fiduciaries of such plan have complied with the notice requirements under ERISA Section 101(i) and Department of Labor Regulations Section 2520.101-3 with respect to any blackout period;

                   (I) there are no investigations, applications or other matters initiated by the Company or by any governmental agency that are pending before the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation (the "PBGC") or any other federal, state or local governmental agency;

                   (J) there have been no claims or notice of claims filed under any fiduciary liability insurance policy, fiduciary bond or indemnification agreement covering any such plan, or any fiduciary with respect to such plan;

                   (K) all payments, contributions, insurance and annuity premiums and salary deferrals elected by an employee or required to have been made by the Company or any ERISA Affiliate under law or under the terms of any Employee Benefit Plan for all complete and partial periods up to and including the date hereof have been made or will be made to the appropriate plan on or before such date;

                   (L) the transactions contemplated by this Agreement will not be the direct or indirect cause of any amount paid or payable from such plan being classified as an excess parachute payment under Code Section 280G;

                   (M) there are no actions, investigations, suits or claims (other than routine claims for benefits in the ordinary course) pending or threatened, and there are no facts which could give rise to any such actions, investigations, suits or claims (other than routine claims for benefits in the ordinary course), which could subject either the Company or any ERISA Affiliate to any liability;

                   (N) there have been no corrections, including self-corrections not requiring agency approval, made to such plans pursuant to the Voluntary Fiduciary Correction Program or the Employee Plans Compliance Resolution System;

                   (O) none of the Shareholders, the Company, any ERISA Affiliate or any other person has engaged in a prohibited transaction (within the meaning of Code Section 4975 or ERISA Section 406) which would subject either the Company or any ERISA Affiliate to any Taxes, penalties or other liabilities resulting from prohibited transactions under Code Section 4975 or under ERISA Sections 409 or 502(i); and

                   (P) neither the Company nor any ERISA Affiliate is subject to
         (1) any liability, lien or other encumbrance under any agreement imposing secondary liability on either the Company or any ERISA Affiliate as a seller of the assets of a business in accordance with ERISA Section 4204 or under any other provision of Title IV of ERISA or Code Section 412, (2) contingent liability under Title IV of ERISA to the PBGC or to any plan, participant, or other person, or (3) a lien or other encumbrance under ERISA Section 4068.

             (iv) Neither the Company nor any ERISA Affiliate is subject to any legal, contractual, equitable, or other obligation to (i) establish as of any date any employee benefit plan of any nature, including, without limitation, any pension, profit sharing, welfare, post retirement welfare, stock option, stock or cash award, non qualified deferred compensation or executive compensation plan, policy or practice or (ii) continue any employee benefit plan of any nature, including, without limitation any Employee Benefit Plan or any other pension, profit sharing, welfare, or post retirement welfare plan, or any stock option, stock or cash award, non qualified deferred compensation or executive compensation plan, policy or practice (or to continue their participation in any such benefit plan, policy or practice) on or after the date hereof.

             (v) The Company and each ERISA Affiliate may, in any manner, subject to the limitations imposed by applicable law and reasonable notice provisions under the applicable Employee Benefit Plan, and without the consent of any employee, beneficiary or other person, prospectively terminate, modify or amend any such Employee Benefit Plan or any other plan, program or practice (or its participation in such Employee Benefit Plan or any other plan, program or practice) effective as of any date on or after the date hereof.

             (vi) No representations or communications (directly or indirectly, orally, in writing or otherwise) with respect to participation, eligibility for benefits, vesting, benefit accrual coverage or other material terms of any Employee Benefit Plan have been made prior to the Closing Date to any employee, beneficiary or other person other than those which are in accordance with the terms and provisions of each such Plan as in effect immediately prior to the Closing Date.

             (vii) With respect to each Employee Benefit Plan which is a Multiemployer Plan: (i) neither the Company nor any ERISA Affiliate has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability that has not been satisfied in full; (ii) neither the Company nor any ERISA Affiliate has received any notice that any such plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that any such plan is or may become insolvent; (iii) neither the Company nor any ERISA Affiliate has failed to make any required contributions; (iv) no such plan is a party to any pending merger or asset or liability transfer; (v) there are no proceedings of the PBGC against or affecting any such plan; (vi) neither the Company nor any ERISA Affiliate has (or will have as a result of the transactions contemplated hereby, including, without limitation, the Merger) any withdrawal liability by reason of a sale of assets pursuant to ERISA Section 4204; and (vii) Schedule 4.01(t)(iv) includes for each such plan, as of its last valuation date, an estimate of the amount of potential withdrawal liability of the Company and any ERISA
     Affiliate, calculated according to the information made available pursuant to ERISA Section 4221(e), and identifies the specific obligor, and nothing has occurred or is expected to occur that would materially increase the amount of the total potential withdrawal liability of a specified obligor for any such plan over the amount shown in Schedule 4.01(t)(iv).

             (viii) With respect to each Employee Benefit Plan subject to Title IV of ERISA: (i) no such plan or related trust has been terminated or partially terminated; (ii) no liability to the PBGC has been or is expected to be incurred; (iii) the PBGC has not instituted and is not expected to institute any termination proceedings; (iv) there has been no reportable event for which the 30-day reporting requirement has not been waived (within the meaning of ERISA Section 4043); (v) there exists no condition or set of circumstances that presents a material risk of the termination by the PBGC; (vi) no accumulated funding deficiency (within the meaning of ERISA Section 302 and Code Section 412), whether or not waived, exists; and
     (vii) the current value of all vested accrued benefits did not as of the last day of the most recently ended fiscal year of such plan exceed the current value of assets allocable to such vested accrued benefits and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.

         (u) Litigation; Decrees. There are no judicial or administrative actions, proceedings, or investigations pending or, to the Shareholders' knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by the Company or the Shareholders in connection with this Agreement. Except as listed or described on Schedule 4.01(u) or 4.01(w), there are no (a) lawsuits, claims, administrative, or other proceedings or investigations relating to the conduct of the Company pending or, to the Company or the Shareholders' knowledge, threatened by, against, or affecting the Company, or (b) judgments, orders, or decrees of any Governmental Entity binding on the Company.

         (v) Compliance With Law; Permits. The Company has complied in all material respects with each law to which the Company or its business, operations, assets, or properties is subject and is not currently in violation in any material respects of any of the foregoing. The Company owns, holds, possesses, or lawfully uses in the operation of the Business all Permits which are in any manner necessary for it to operate and conduct its business as now or previously conducted, free and clear of all liens (other than Permitted Liens), unless the failure to so obtain will not result in a Material Adverse Effect, and is in compliance in all material respects with all laws and regulations. All such Permits are listed and described on Schedule 4.01(v). The Company is not in default, nor has it received any notice of any claim of default, with respect to any such Permits. All such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of such Permits will be materially adversely affected by consummation of the transactions contemplated hereby, including, without limitation, the Merger. No shareholder, director, officer, employee, or former employee of the Company, or any of its respective Affiliates, or any other Person, owns or has any proprietary, financial, or other interest (direct or indirect) in any Permits which the Company owns, possesses, or uses in the operation of its business as now or previously conducted.

         (w) Environmental Matters. Except as set forth in Schedule 4.01(w):

             (i) the Company is in compliance in all material respects with all applicable Environmental Laws;

             (ii) there are no judicial or administrative actions, proceedings, or investigations pending or, to the Company or the Shareholders' knowledge, threatened against the Company alleging the violation of, or liability pursuant to, any Environmental Law or Environmental Permit;

             (iii) Neither the Company nor any of its Affiliates is subject to Environmental Costs and Liabilities with respect to Hazardous Materials, and no facts or circumstances exist which are reasonably likely to result in the Company incurring Environmental Costs and Liabilities with respect to compliance with the Environmental Laws applicable to the Hazardous Materials.

             (iv)  For purposes of this Agreement:

                   "Environmental Costs and Liabilities" shall mean any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs, and expenses (including fees, disbursements, and expenses of legal counsel, experts, engineers, and consultants and the costs of investigation and feasibility studies, remedial, or removal actions and cleanup activities) arising from or under any Environmental Law or any order or agreement now in effect with any Governmental Entity or other Person.

                   "Environmental Laws" means any law (including common law)
             relating to the environment, natural resources, or public and employee health and safety including, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801, et seq., the Resource Conservation and Recovery

             Act, 42 U.S.C. ss. 6901, et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., the Clean Air Act, 33 U.S.C. ss. 2601, et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601, et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. ss. 136, et seq., the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701, et seq., the Federal Safe Drinking Water Act, 42 U.S.C. ss. 300F, et seq., and the Occupational Safety and Health Act, 29 U.S.C. ss.651, et, seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

                   "Environmental Permit" means any permit, approval,
             authorization, license, variance, registration, or permission required under any applicable Environmental Law.

                   "Hazardous Materials" means any substance, material, or
             waste which is regulated by any Governmental Entity, including, any material, substance, or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous substance," "restricted hazardous waste," "contaminant," "toxic waste," or "toxic substance" under any provision of Environmental Law, including, petroleum, petroleum products (including crude oil and any fraction thereof), asbestos, asbestos-containing materials, urea formaldehyde, and polychlorinated biphenyls.

         (x) Taxes.
             -----

             (i) Except with respect to the 2004 federal and state income tax returns of the Company, with respect to which valid extensions have been timely filed, the Company has duly and timely filed all Tax Returns that it was required to file with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed. Each such Tax Return was, when filed, true, correct and complete in all respects. All such Tax Returns have been prepared in a manner consistent with past practice. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been fully paid and all Taxes incurred as of the date of the Interim Financial Statement but not yet due and owing have been adequately reserved for on the Interim Financial Statement. The liability of Company or its successors for Taxes with respect to Tax periods (or portions thereof) ending on or prior to the Closing Date does not exceed the amount reflected in Final Net Worth and Final Liabilities. There are no liens for Taxes upon any of the assets of the Company, except liens for current Taxes not yet due. All required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Company. The Company has complied with all applicable laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Tax Authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

             (ii) All deficiencies asserted or assessments made as a result of any examinations by any Tax Authority of the Tax Returns of the Company have been fully paid, and there are no other audits or other investigations by any Tax Authority in progress, nor has any Shareholder nor the Company received any notice from any Tax Authority that it intends to conduct such an audit or investigation or that any claim for unpaid Taxes has become a lien of any kind against the property of the Company or is being asserted against the Company. No issue has been raised by any Tax Authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. There are presently no outstanding waivers or extensions or requests for waiver or extension of the time within which a tax deficiency may be asserted or assessed.

             (iii) Schedule 4.01(x)(iii) lists all federal, state, local and foreign franchise, sales and Income Tax Returns filed with respect to the Company for taxable periods ending on or after December 31, 2000, indicates those franchise, sales and Income Tax Returns that have been audited and indicates those franchise, sales and Income Tax Returns that currently are the subject of audit. No claim has been made and remains outstanding by any Tax Authority in any jurisdiction where the Company does not file Tax Returns that Company is or may be subject to taxation by that jurisdiction. Purchaser has received complete copies of all franchise and Income Tax Returns and all audit reports issued within the last three (3) years with respect to such Tax Returns. Currently, there are no effective waivers or extensions of any statute of limitations in respect of Taxes, or requests or agreements for the extension of time with respect to a Tax assessment or deficiency, by or with respect to the Company.

             (iv) Neither the Company nor any other Person (including any Shareholder) on behalf of the Company have on or prior to the Closing Date
     (A) filed a consent under Code Section 341(f) concerning collapsible corporations, (B) agreed to, or is required to make, any adjustments pursuant to Code Section 481(a) or any similar provision of law nor has any Tax Authority proposed any such adjustment, or has any application pending with any Tax Authority requesting permission for any change in accounting methods that relate to the Company, or (C) executed or entered into a closing agreement pursuant to Code Section 7121 or any similar provision of law with respect to the Company. The Company is not a party to or bound by any Tax allocation, indemnity, sharing or similar arrangement or agreement. The Company (x) is not and has not been a member of an Affiliated Group and
     (y) has no liability for the Taxes of any Person (other than Company) under Treasury Regulation section 1.1502-6 (or any similar provision of law), as a transferee or successor, by contract, or otherwise. None of the Shareholders is a foreign person within the meaning of Code Section 1445.

             (v) No property owned by the Company is (i) property required to be treated as being owned by another Person pursuant to the provisions of
     Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986;
     (ii) "tax-exempt use property" within the meaning of Code Section 168(h)(1); (iii) "tax-exempt bond financed property" within the meaning of Code Section 168(g); (iv) subject to Code Section 168(g)(1)(A); or (v) "limited use property" within the meaning of Rev. Proc. 2001-28.

             (vi) The Company is not a party to or bound by (A) any contract, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Purchaser or its Affiliates, or Company by reason of Code Section 280G,
     (B) any private letter ruling of the Internal Revenue Service or comparable rulings of other taxing authorities or (C) any power of attorney with respect to any Tax matter that is currently in force.

             (vii) The Company has not constituted a "controlled corporation" (within the meaning of Code Section 355(a)(1)(A)) in a distribution of stock qualifying for tax-free treatment under Code Section 355 (A) in the two (2) years prior to the date hereof or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Code Section 355(e)) in conjunction with the transactions contemplated by this Agreement.

             (viii) Except for taxable income attributable to prepayments received from customers that are reflected as a liability of the Company in Final Net Worth (i.e. deferred revenue), there is no taxable income of the Company that will be required under applicable Tax law to be recognized by Purchaser or its Affiliates, including the Surviving Entity after the Closing Date, for a taxable period ending after the Closing Date which taxable income was realized and resulted in economic income (i.e., the receipt of cash or other property arising from such realization) on or prior to the Closing Date.

             (ix) Neither the Company nor any Shareholder is aware of any reason why the transactions provided for in this Agreement will fail to qualify as a reorganization under the provisions of Section 368(a) of the Code;

             (x) The Company has not participated in a "reportable transac-tion" within the meaning of Treasury Regulation section 1.6011-4(b)(1);
     (xi) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after December 31, 2004 as a result of any: (i) change in method of accounting; (ii) agreement with a tax authority relating to Taxes; (iii) installment sale or open transaction disposition or intercompany transaction made on or prior to the Effective Time; (iv) the completed contract method of accounting or the long term contract method of accounting (or any comparable provisions of state, local or foreign law); or (v) prepaid amount received on or prior to the Effective Time, except for prepayments received from customers that are reflected as a liability of the Company in Final Net Worth;

             (xii) Any "nonqualified deferred compensation plan" (within the meaning of Section 409A of the Code) to which the Company is a party has at all times complied in form and in operation with the requirements of paragraphs (2), (3), and (4) of Section 409A. No event has occurred that would be treated by Section 409A(B) as a transfer of property for purposes of section 83 of the Code;

             (xiii) The Company has at all times since 1990 qualified as an S corporation within the meaning of Code Section 1361 and under applicable state and local Tax laws, and will continue to so qualify as an S corporation up to and including the Closing Date. The Company, in its taxable year ending on the Closing Date, will not be, and, in any prior taxable year, has not been, subject to tax under Section 1374 or Section 1375 of the Code on any of its income or gains. The Company has never owned any stock in another corporation that is a qualified Subchapter S Subsidiary as defined in Section 1361(b)(3)(B) of the Code; and

             (xiv) Each Shareholder has timely reported such Shareholder's distributive share of the Company's income, gain, deduction and loss on such Shareholder's Tax Returns and paid all Taxes due with respect to said income, gain and losses.

             (xv) For purposes of this Agreement, the terms "Tax" and "Taxes" shall mean all federal, state, local, or foreign income, payroll, withholding, unemployment insurance, social security, sales, use, service, service use, leasing, leasing use, excise, custom duties, franchise, gross receipts, value added, alternative or add-on minimum, estimated, occupation, real and personal property, ad valorem stamp, transfer, workers' compensation, severance, windfall profits, environmental (including taxes under Section 59A of the Code), or other tax of the same or of a similar nature, including any interest, penalty, fine or addition thereto, whether disputed or not and shall include any transferee or successor liability in respect of Taxes, any liability under a tax sharing arrangement or tax indemnity agreement, or otherwise. The term "Tax Return" means any return, declaration, report, claim for refund, or separate election information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof. The term "Affiliated Group" means any affiliated group of corporations within the meaning of Code Section 1504(a) or a combined, consolidated or unitary group, or any similar group defined under a similar provision of state, local or foreign law. The term "Income Tax" means any federal, state, local or foreign tax, charge, fee, impost, levy or other assessment which is based upon, measured by, or calculated with respect to (i) net income or profits or (ii) multiple bases, if one or more of the bases upon which the tax is based, by which it is measured, or with respect to which it is calculated is described in clause (i), together with any interest, penalty or addition thereto, whether disputed or not. The term "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto and including any amendment thereof. The term "Tax Authority" means any governmental authority responsible for the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

         (y) Certain Business Practices and Regulations; Potential Conflicts of Interest.

             (i) Neither the Company, its Affiliates, nor any of their respective directors, officers, agents, or employees of has (i) used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

             (ii) Except as disclosed on Schedule 4.01(y)(ii), none of the officers or directors or Affiliates of the Company, any Shareholder, or any Person controlled by any of the foregoing (i) owns, directly or indirectly, any significant interest in, or is a director, officer, employee, consultant, or agent of, any Person which is a competitor, lessor, lessee, or customer of, or supplier of goods or services to, the Company, (ii) owns, directly or indirectly, in whole or in part, any real property, leasehold interests, or other property the use of which is necessary for the Company or the operation of its business, or (iii) has any cause of action or other suit, action, or claim whatsoever against, or owes any amount to the Company other than claims in the ordinary course of business.

         (z) Warranties and Returns. Schedule 4.01(z) sets forth a summary of present practices and policies followed by the Company with respect to guarantees, warranties, and servicing of any products manufactured or sold and services rendered by it, whether such practices and policies are oral or in writing or are deemed to be legally enforceable. Except as set forth on Schedule 4.01(z), to the knowledge of the Company and the Shareholders, there are no written statements, citations, or decisions by any Person stating that any product actually sold by the Company is defective or unsafe or fails to meet any standards promulgated by any such Person.

         (aa) Disclosure. No representation or warranty by the Company or any Shareholder contained in this Agreement, and no statement contained in any document (including the financial statements referenced in Section 4.01(f), the Company Ancillary Documents, the closing documents delivered pursuant to Article VIII and the Schedules hereto), list, certificate, or other instrument furnished or to be furnished by or on behalf of the Company or any Shareholder to Purchaser or any of its representatives in connection with the transactions contemplated hereby, including, without limitation, the Merger, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order fully and fairly to provide the information required to be provided in any such document, list, certificate, or other instrument.

         (bb) Credit Cards and Bank Accounts. Set forth on Schedule 4.01(bb)(1) is a true and complete list of the Company's employees who have been issued a Company credit card, including the type of card and account number. Set forth on
Schedule 4.01(bb)(2), is a true and complete list of the Company's bank accounts and the authorized signatories for said accounts.

         (cc) Commission and Finder Fees. Except as set forth on Schedule 4.01(cc), neither the Company nor any Shareholder nor any Person acting on the behalf of the Shareholders has agreed to pay a commission, finder's fee, or similar payment in connection with this Agreement or any matter related hereto to any Person.

         (dd) Compliance With Sarbanes-Oxley. The Company has not entered into any transaction that would be prohibited by Section 402 of the Sarbanes-Oxley Act of 2002 were the Company registered under Section 12 or 15 of the Securities Exchange Act of 1934, as amended.

         (ee) WARN Act. The Company is not subject to the Worker Adjustment and Retraining Notification Act (29 USC ss.2101 et seq.; 20 CFR 639) or any similar statute in the State of Illinois.

         SECTION 4.02. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.
                       --------------------------------------------------

     Each Shareholder, severally and not jointly, makes the following representations and warranties to Purchaser, each of which is true and correct as of the date hereof and shall be unaffected by any investigation heretofore or hereafter made by Purchaser.

         (a) Acquisition of Shares. Such Shareholder is acquiring its interests in the Purchaser Common Stock acquired or to be acquired under the terms of this Agreement for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Each Shareholder is an "accredited investor" as such term is defined in Regulation D under the 1933 Act. Each Shareholder (either alone or together with its purchaser representative (as such term is defined in Section 230.501(d) of the regulations promulgated under the 1933 Act)) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchaser Common Stock and is capable of bearing the economic risks of such investment. Such Shareholder acknowledges and agrees that (i) prior to the date hereof such Shareholder has carefully reviewed Purchaser's (a) Annual Report on Form 10 K for the year ended March 31, 2004 and Quarterly Reports on Form 10 Q for the quarters ended June 30, September 30, and December 31, 2004 and Current Reports on Form 8-K filed since March 31, 2004 and (b) Purchaser's preliminary and definitive proxy statements relating to Purchaser's meeting of shareholders (whether annual or special) held (or scheduled to be held) since April 1, 2004 (the items in clauses (a) and (b) collectively, the "SEC Reports"). Such Shareholder had reasonable time and opportunity to ask questions and receive answers concerning the terms and conditions of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, and to obtain any additional information from the Purchaser. Such Shareholder acknowledges and agrees that the Purchaser Common Stock acquired or to be acquired under the terms of this Agreement has not been registered under the 1933 Act or any applicable state securities or "blue sky" laws and that such shares of Purchaser Common Stock must be held indefinitely unless subsequently registered under the 1933 Act and all applicable state securities and "blue sky" laws or unless an exemption from such registration is available and that the Company's principal place of business and such Shareholder's principal address is at the addresses identified on Schedule 4.02(a) hereto.

         (b) Effect of Agreement. This Agreement, and the other agreements entered into by such Shareholder pursuant to the terms of this Agreement (the "Shareholder Ancillary Documents") have been duly authorized, executed and delivered by such Shareholder and, assuming the due execution and delivery of this Agreement and, as applicable, any Shareholder Ancillary Document, by Purchaser, constitutes a valid and binding obligation of such Shareholder enforceable against each such Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (c) Shareholders; Stock Ownership. Such Shareholder is at least 21 years of age and competent to enter into this Agreement. Such Shareholder is the sole beneficial and/or record owner of the number of issued and outstanding shares of capital stock in the Company and other equity interests in the Company set forth opposite his or her name on Schedule I. The address of such Shareholder's principal residence is set forth on Schedule I. Such Shareholder is the beneficial and/or record owner of all of such capital stock and other equity interests, free and clear of any liens, encumbrances or restrictions on transfer of any nature whatsoever other than the obligations of the Shareholder arising under this Agreement. Except for this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, such Shareholder has no legal obligations, absolute or contingent, to any person or firm to sell the Company's capital stock or other equity interests or to enter into any agreement with respect thereto. Except as set forth in Schedule 4.02(c), no Shareholder is a party to any agreement with any other person relating to the capital stock or ownership of the Company and each of the agreements set forth in Schedule 4.02(c) shall be terminated and of no further force and effect on the Closing Date. Each Shareholder has approved the consummation of the Merger.

         SECTION 4.03. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser makes the following representations and warranties to the Company and each Shareholder, each of which is true and correct as of the date hereof and shall be unaffected by any investigation heretofore or hereafter made by the Company or the Shareholders.

         (a) Corporate Organization. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York and has the requisite corporate power and authority to own, lease, or otherwise hold its properties and assets and to carry on its business as presently conducted.

         (b) Authorization and Effect of Agreement. Purchaser has the requisite corporate power to execute and deliver this Agreement and the other agreements to be entered into by it pursuant to the terms of this Agreement (the "Purchaser Ancillary Documents") and to perform the transactions contemplated hereby and thereby to be performed by it, including, without limitation, the Merger. The execution and delivery by Purchaser of this Agreement and the Purchaser Ancillary Documents and the performance by it of the transactions contemplated hereby and thereby to be performed by it, including, without limitation, the Merger, have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement and each Purchaser Ancillary Document have been duly executed and delivered by duly authorized officers of Purchaser and, assuming the due execution and delivery of this Agreement and, as applicable, any Purchaser Ancillary Document, by the Company and the Shareholders, constitutes a valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (c) No Restrictions. The execution and delivery of this Agreement and each Purchaser Ancillary Document by Purchaser does not and, subject to approval by the shareholders of Purchaser, the performance by Purchaser of the transactions contemplated hereby or thereby to be performed by it, including, without limitation, the Merger, will not (a) conflict with or violate the certificate of incorporation or by-laws of Purchaser, (b) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, any provision of any contract or permit to which Purchaser is a party or by which it is bound, or (c) constitute a violation of any law or regulation, except in the case of clauses (b) or (c) above, for such conflicts, violations, breaches, or defaults that would not, individually or in the aggregate, (i) materially impair the ability of Purchaser to perform its obligations hereunder or (ii) prevent or materially delay the consummation of the Merger contemplated hereby. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby to be performed by it, , including, without limitation, the Merger, except for (i) such of the foregoing are listed or described on Schedule 4.03(c) or (ii) any filings, if required, with the Federal Trade Commission or Department or Justice pursuant to the HSR.

         (d) Authorization of Shares. The issuance, sale and delivery of the Purchaser Common Stock to the Shareholders has been duly authorized by all requisite corporate action by Purchaser and the Purchaser Common Stock to be issued to the Shareholders, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued and outstanding, fully paid and non-assessable, free and clear of any liens and not subject to preemptive or other similar rights of the shareholders of Purchaser.

         (e) Compliance With Law; Permits. Except as disclosed in the SEC Reports (as hereinafter defined), Purchaser has complied in all material respects with each law or regulation to which Purchaser or its business, operations, assets, or properties is subject and is not currently in violation in any material respects of any of the foregoing.

         (f) Litigation; Decrees. There are no judicial or administrative actions, proceedings, or investigations pending or, to Purchaser's knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by Purchaser in connection with this Agreement. Except as disclosed in the SEC Reports there are no (i) lawsuits, claims, administrative, or other proceedings or investigations relating to the conduct of Purchaser's business pending or, to Purchaser's knowledge, threatened by, against, or affecting Purchaser or (ii) judgments, orders, or decrees of any Governmental Entity binding on Purchaser that are reasonably likely to result in a Purchaser Material Adverse Effect. For the purposes of this Agreement, "Purchaser Material Adverse Effect" shall mean any event, circumstance, condition, fact, effect, or other matter which has had or could reasonably be expected to have a material adverse effect (i) on Purchaser's financial condition or results of operations taken as a whole or (ii) on the ability of Purchaser to perform on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby, including, without limitation, the Merger.

         (g) Capitalization. The authorized capital stock of Purchaser consists of 120,000,000 shares, of which (i) 80,000,000 are designated as Purchaser Common Stock and (ii) 40,000,000 shares are designated as Preferred Stock, $0.001 par value per share (the "Preferred Stock"). Thirty-one million (31,000,000) shares of the Preferred Stock are designated as Series A Preferred Stock, 4,200,000 of which are designated as Series A-1 Preferred Stock, 2,600,000 of which are designated Series A-2 Preferred Stock, 7,200,000 of which are designated Series A-3 Preferred Stock, 9,000,000 of which are designated Series A-4 Preferred Stock and 8,000,000 of which are designated Series A-5 Preferred Stock. As of the date hereof the issued and outstanding capital stock of Purchaser consists of (i) 7,497,933 shares of Purchaser Common Stock, all of which are validly issued, fully paid and non-assessable, (ii) 3,255,814 shares of Series A-1 Preferred Stock, all of which are validly issued, fully paid and non-assessable, (iii) 2,000,000 shares of Series A-2 Preferred Stock, all of which are validly issued, fully paid and non-assessable, (iv) 3,846,154 shares of Series A-3 Preferred Stock, all of which are validly issued, fully paid and non-assessable, (v) 7,845,941 shares of Series A-4 Preferred Stock, all of which are validly issued, fully paid and non-assessable. Except as set forth on
Schedule 4.03(g), there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating Purchaser to issue or sell any shares of capital stock of Purchaser. There are no outstanding or authorized stock appreciation rights, phantom stock or stock rights with respect to Purchaser.

         (h) SEC Reports; Disclosure. Purchaser has made available to each Shareholder a copy of each of the SEC Reports.

         (i) Financial Statements. The financial statements of Purchaser contained in the SEC Reports (collectively, the "Purchaser Financial Statements") have been prepared in accordance with GAAP consistently applied throughout the periods involved and such Purchaser Financial Statements, including the related notes, fairly present the financial position, assets, and liabilities (whether accrued, absolute, contingent, or otherwise) of Purchaser and its consolidated subsidiaries as of the dates and for the periods indicated; provided, however, that the unaudited interim financial statements included in the Purchaser Financial Statements do not include notes and are subject to normal year-end adjustments (all of which are of a recurring nature and none of which individually or in the aggregate would have a Purchaser Material Adverse Effect).

         (j) Absence of Changes. Except as disclosed in the SEC Reports, since December 31, 2004 there has not been any change in the assets, liabilities, financial condition or operating results of Purchaser from that reflected in the Purchaser Financial Statements, except changes in the ordinary course of business that have not created, in the aggregate, a Purchaser Material Adverse Effect.

         (k) Commissions and Finders Fees. Neither Purchaser, nor any Person acting on the behalf of Purchaser has agreed to pay a commission, finder's fee, or similar payment in connection with this Agreement or any matter related hereto to any Person.

         (l) Shareholder Voting Agreement. A majority in interest of the shareholders of the Purchasers have entered into a voting agreement pursuant to which such shareholders have agreed to vote in favor of the sale or issuance of the Purchaser Common Stock to be issued to the Shareholders pursuant to Section
3.02 of this Agreement.

         (m) Organization of Merger Subsidiary. Purchaser is the sole member of Merger Subsidiary.

         SECTION 4.04. REPRESENTATIONS AND WARRANTIES OF MERGER SUBSIDIARY. Merger Subsidiary makes the following representations and warranties to the Company and each Shareholder, each of which is true and correct as of the date hereof and shall be unaffected by any investigation heretofore or hereafter made by the Company or the Shareholders.

         (a) Organization. Merger Subsidiary is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease, or otherwise hold its properties and assets and to carry on its business as presently conducted.

         (b) Authorization and Effect of Agreement. Merger Subsidiary has the requisite limited liability company power to execute and deliver this Agreement and the other agreements to be entered into by it pursuant to the terms of this Agreement (the "Merger Subsidiary Ancillary Documents") and to perform the transactions contemplated hereby and thereby to be performed by it, including, without limitation, the Merger. The execution and delivery by Merger Subsidiary of this Agreement and the Merger Subsidiary Ancillary Documents and the performance by it of the transactions contemplated hereby and thereby to be performed by it, including, without limitation, the Merger, have been duly authorized by all necessary limited liability company action on the part of Merger Subsidiary. This Agreement and each Merger Subsidiary Ancillary Document have been duly executed and delivered by duly authorized officers of Merger Subsidiary and, assuming the due execution and delivery of this Agreement and, as applicable, any Merger Subsidiary Ancillary Document, by the Company and the Shareholders, constitutes a valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (c) No Restrictions. The execution and delivery of this Agreement and each Merger Subsidiary Ancillary Document by Merger Subsidiary does not and, subject to approval by the shareholder of Merger Subsidiary, the performance by Merger Subsidiary of the transactions contemplated hereby or thereby to be performed by it, including, without limitation, the Merger, will not (a) conflict with or violate the certificate of formation or limited liability company agreement of Merger Subsidiary, (b) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, any provision of any contract or permit to which Merger Subsidiary is a party or by which it is bound, or (c) constitute a violation of any law or regulation, except in the case of clauses (b) or (c) above, for such conflicts, violations, breaches, or defaults that would not, individually or in the aggregate, materially impair the ability of Merger Subsidiary to perform its obligations hereunder. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity is required to be obtained or made by or with respect to Merger Subsidiary in connection with the execution and delivery of this Agreement by Merger Subsidiary or the performance by Purchaser of the transactions contemplated hereby to be performed by it, including, without limitation, the Merger, except for any filings, if required, with the Federal Trade Commission or Department or Justice pursuant to the HSR.

         (d) Compliance With Law; Permits. Merger Subsidiary has complied in all material respects with each law or regulation to which Merger Subsidiary or its business, operations, assets, or properties is subject and is not currently in violation in any material respects of any of the foregoing.

         (e) Litigation; Decrees. There are no judicial or administrative actions, proceedings, or investigations pending or, to Merger Subsidiary's knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by Merger Subsidiary in connection with this Agreement.

         (f) Commissions and Finders Fees. Neither Merger Subsidiary, nor any Person acting on the behalf of Merger Subsidiary has agreed to pay a commission, finder's fee, or similar payment in connection with this Agreement or any matter related hereto to any Person.


                                    ARTICLE V

                              PRE-CLOSING COVENANTS
                              ---------------------

         SECTION 5.01. ACCESS TO INFORMATION.

         (a) Access to Information; Physical Inventory. Prior to the Closing, upon reasonable notice from Purchaser to the Company, the Shareholders will cause the Company to afford to the officers, attorneys, accountants, or other authorized representatives (including, environmental consultants) of Purchaser reasonable access during normal business hours to those employees necessary for Purchaser to conduct due diligence on the assets and properties, facilities, and the books and records of the Company so as to afford Purchaser a full opportunity to make such review, examination, and investigation of the Business as Purchaser may desire to make, including an environmental evaluation of the Company. Purchaser will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary in connection therewith. Prior to the Closing, the Shareholders will cause the Company to promptly furnish or cause to be furnished to Purchaser such financial and operating data and other information requested by Purchaser. Purchaser will be permitted to conduct a physical inventory of the Company prior to Closing.

         (b) Financial Statements. The Company will deliver to Purchaser, (i) within 15 business days following the end of each calendar month and (ii) on or before the first day of the second month following each calendar quarter, in each case ending after the date hereof and prior to the Closing Date, true and complete copies of the unaudited balance sheets of the Company and its consolidated Subsidiaries for such month or quarter and the related statements of operations, changes in shareholders' equity and accumulated deficit and cash flow for the fiscal years or interim periods then ended (collectively, the "Supplemental Financial Statements"). The Supplemental Financial Statements shall be prepared in accordance with GAAP consistently applied throughout the periods involved and the balance sheets contained in the Supplemental Financial

Statements, including the related notes, shall fairly present the financial position, assets, and liabilities (whether accrued, absolute, contingent, or otherwise) of the Company at the dates indicated and the statements of operations, changes in shareholders' equity and cash flows contained in the Supplemental Financial Statements shall fairly present the results of operations, changes in shareholders' equity and cash flows of the Company for the periods indicated (except that the unaudited balance sheets and related statements need not include footnotes and normal year end adjustments which are recurring in nature and which would not result in a Material Adverse Effect).

         (c) Access to Customers. Prior to the Closing, at the request of Purchaser, the Company and the Shareholders will make arrangements to introduce Purchaser to significant current customers of the Company designated by Purchaser, will participate in meetings between such customers and Purchaser and will generally assist in transferring the accounts of such customers to Purchaser.

         SECTION 5.02. CONDUCT OF BUSINESS. Except as consented to by Purchaser in writing, during the period from the date of this Agreement and continuing until the Closing, the Shareholders will cause the Company to (i) conduct all of the business operations of the Company, including, without limitation, the Business, only in the ordinary course of business and consistent with past practices, (ii) maintain in good repair all of its assets and properties, and
(iii) preserve intact the Company's present business operations, keep available the services of the Company's officers and employees, and preserve the Company's relationships with suppliers, customers, licensors, and others having business relationships with the Company. Without limiting the generality of the foregoing, the Shareholders will cause the Company:

             (i)   not to amend its Certificate of Incorporation;

             (ii) not to propose or effect a split or reclassification of its outstanding share capital or a recapitalization;

             (iii) not to issue any capital stock of securities convertible into capital stock or grant any right with respect to the acquisition of any capital stock, other than any Permitted Stock Issuance;

             (iv) to pay or discharge when due any liabilities of which the failure to pay or discharge will cause any material damage or risk of material loss to it or any of its assets and properties;

             (v) not to sell, assign, or transfer any of its assets and properties, except for the replacement or betterment of obsolete or worn out equipment and sales of Inventory in the ordinary course of business consistent with past practice, and not permit any of its assets and properties to be subjected to any lien (other than the Permitted Liens or any Permitted Stock Issuance);

             (vi) except as expressly contemplated by this Agreement, not make or suffer any material amendment or termination of any Contract listed on

     Schedule 4.01(k)(i) or Permit, or cancel, modify, or waive any substantial debts or claims held by it or waive any rights of substantial value, whether or not in the ordinary course of business;

             (vii) not to make commitments or contracts for capital expenditures or capital additions or betterments which exceed $25,000 individually or $100,000 in the aggregate, except such as may be involved in ordinary repair, maintenance, or replacement of its assets and properties;

             (viii) not to acquire or agree to acquire any assets except in the ordinary course of business consistent with past practices;

             (ix) not to increase the salaries or other compensation of, or make any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or make any increase in, or any addition to, other benefits to which any of its employees may be entitled except in the ordinary course of business consistent with past practices, other than any Permitted Stock Issuance or Permitted Shareholder Distribution;

             (x) not to change any of the accounting principles followed by it or the methods of applying such principles;

             (xi) not to take or omit to take any action as a result of which any representation or warranty of the Company and the Shareholders in
     Article V would be rendered untrue or incorrect if such representation or warranty were made immediately following the taking or failure to take such action;

             (xii) not to enter into any contract or other transaction with any Affiliate of the Company or any officer or director of any Affiliate of the Company;

             (xiii) to maintain its books, accounts, and records in the usual, regular, and ordinary manner and on a basis consistent with prior years and in accordance with GAAP;

             (xiv) to maintain in full force and effect all insurance described in Schedule 4.01(p);

             (xv) not to make or revoke any election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable law, make any change to any of its methods of accounting or methods of reporting income or deductions for Tax purposes from those employed in the preparation of its Tax Return most recently filed prior to the date of this Agreement;

             (xvi) not to fail to duly and timely file or cause to be filed all Tax Returns required to be filed with any Tax Authority and promptly pay or cause to be paid when due all Taxes, including interest and penalties levied or assessed;

             (xvii) not to agree, in writing or otherwise, to take any action or omit to take any action that would violate any of the foregoing; and

             (xviii) to comply with the terms and conditions of the agreements set forth on Schedule 5.02, including without limitation the payment of all amounts payable by the Company thereunder.

         SECTION 5.03. NOTIFICATION.

         (a) The Company and the Shareholders shall provide prompt written notice to Purchaser, and Purchaser shall provide prompt written notice to the Company and the Shareholders (in each case within five business days), of any litigation, arbitration, or administrative proceeding pending or, to its knowledge, threatened against the Company, or any Shareholder, on the one hand, or Purchaser, on the other hand, which challenges the transactions contemplated hereby, including, without limitation, the Merger.

         (b) The Company and the Shareholders will provide prompt written notice to Purchaser (in any event within five business days) of any change in any of the information contained in its representations and warranties made in Article V or any Exhibits or Schedules referred to herein or attached hereto and shall promptly furnish any information which Purchaser may reasonably request in relation to such change; provided, however, that such notice shall not operate to cure any breach of the representations and warranties made in Article V or any Exhibits or Schedules referred to herein or attached hereto.

         SECTION 5.04. THIRD PARTY CONSENTS. Purchaser and Merger Subsidiary, on the one hand, and the Company and the Shareholders, on the other hand, will cooperate and use their respective commercially reasonable efforts to obtain as promptly as practicable all consents, approvals, and waivers required by third persons, including, without limitation, any Governmental Entity, to effect the Merger to Purchaser in a manner that will avoid any default, conflict, or termination of rights in respect thereof.

         SECTION 5.05. CONFIDENTIALITY. Purchaser and Merger Subsidiary, on the one hand, and the Shareholders, on the other hand, shall cause the Company to keep confidential all information obtained by it or them with respect to the other in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated, each shall return to the other upon request, without retaining a copy thereof, any schedules, documents, or other written information obtained from the other in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which (a) is required to be disclosed by law, pursuant to an order or request of a judicial authority or Governmental Entity having competent jurisdiction, or pursuant to the rules and regulations of any national stock exchange applicable to the disclosing party and its Affiliates (provided the party seeking to disclose such information provides the other party with reasonable prior written notice thereof), or (b) which can be shown to have been generally available to the public other than as a result of a breach of this Section 5.05.

         SECTION 5.06. PUBLICITY. Prior to the Closing, no party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby, including, without limitation, the Merger, without the prior written consent of the other party, which consent will not be unreasonably withheld; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by law or the rules of any national stock exchange applicable to it or its Affiliates, in which event the party making such determination will, if practicable in the circumstances, use its reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.

         SECTION 5.07. INJUNCTIONS. Without limiting the generality or effect of any provision of Article VII, if any United States, state, or foreign court having jurisdiction over any party issues or otherwise promulgates any injunction, decree, or similar order prior to the Closing which prohibits the consummation of the transactions contemplated hereby, including, without limitation, the Merger, the parties will use their respective commercially reasonable efforts to have such injunction dissolved or otherwise eliminated as promptly as possible and, prior to or after the Closing, to pursue the underlying litigation diligently and in good faith.

         SECTION 5.08. SATISFACTION OF CONDITIONS. Without limiting the generality or effect of any provision of Article VII, prior to the Closing, each of the parties will use their respective commercially reasonable efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby, including, without limitation, the Merger.

         SECTION 5.09. PERSONAL VEHICLES. On or prior to the Closing, any and all amounts owed by the Company with respect to obligations in connection with vehicles used by the Company's officers, directors and employees for personal use shall have been paid or assumed by a third party and, in each case, the Company shall have been released from such obligations.

         SECTION 5.10. STOCK OPTIONS AND RESTRICTED STOCK UNITS. The Purchaser has reserved up to (i) 250,000 shares of Purchaser Common Stock for issuance upon exercise of stock options and (ii) 100,000 shares of Purchaser Common Stock for issuance in connection with restricted stock units, each of which shall be granted by the Purchaser to certain key members of the Shareholders' management team as mutually determined by Purchaser and the Controlling Shareholder prior to Closing. Such stock options shall be issued to such individuals pursuant to a stock option agreement to be entered into between the Purchaser and each such individual. Such restricted stock units shall be issued to such individuals pursuant to a restricted stock unit agreement to be entered into between the Purchaser and each such individual. Such options and restricted stock units shall be granted on the date such persons are employed by Purchaser or an Affiliate thereof. Such options shall have an exercise price equal to the fair market value of the Purchaser Common Stock on the date of such grant. Such options and restricted stock units shall vest in equal installments over a four year period beginning on the Closing Date.

         SECTION 5.11. ACQUISITION PROPOSALS. From and after the date of this Agreement until the Closing Date or earlier termination of this Agreement pursuant to Section 12.17, neither the Company nor the Shareholders shall, nor shall they authorize or permit any officer, director, or employee of, or any investment banker, attorney, accountant or other representative retained by any of them, to, solicit, initiate, or encourage submission of any proposal or offer (including by way of furnishing information) from any Person which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. As used in this Agreement, "Acquisition Proposal" shall mean any proposal for a merger or other business combination involving the Company, any recapitalization of the Company, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of the Company.

         SECTION 5.12. IDENTIFIED LIABILITIES. The Shareholders hereby covenant and agree that the Identified Liabilities shall be paid in full on or prior to the Closing Date or by Purchaser at Closing and the Cash Consideration shall be reduced by any such amount paid by Purchaser in accordance with the above
Section 3.03.

         SECTION 5.13. KEYS TO PROPERTIES. On or prior to the Closing, the Shareholders will cause the Company to deliver to the Purchaser all of the keys and other forms of access (electronic or otherwise) to all of the properties owned or leased by the Company.

         SECTION 5.14. TRANSFER OF BANK ACCOUNTS. On or prior to the Closing, the Shareholders will cause the Company to provide the Purchaser with evidence, reasonably satisfactory to the Purchaser, of the transfer of all of the bank accounts owned by the Company, including, without limitation, the bank accounts set forth in Schedule 4.01(bb)(2) and the forms of resolutions required by each bank for each such bank account to provide Purchaser with all the rights, title and interest in and to such bank accounts and the authority to access such bank accounts.

         SECTION 5.15. CANCELLATION OF CREDIT CARDS. On or prior to the Closing, the Shareholders will cause the Company to provide Purchaser with evidence, reasonably satisfactory to Purchaser, of the cancellation of all of the Company's credit cards including all of the credit cards issued to the employees of the Company and the credit cards set forth on Schedule 4.01(bb)(1).

         SECTION 5.16. TAIL INSURANCE. At least 30 days prior to Closing, the Company shall designate Purchaser's insurance broker as the Company's broker of record under the Company's insurance policies. Such broker shall use reasonable commercial efforts to negotiate tail or "run-off" insurance for the Company's employee professional liability, errors and omissions and crime insurance coverage. Purchaser will pay the cost of such tail insurance. Purchaser and the Controlling Shareholder shall execute all documents necessary to permit the actions specified in this Section.

         SECTION 5.17. CLOSING OF CHICAGO OFFICE OF COMPANY. Prior to the Closing, the Company shall close its Chicago office.

         SECTION 5.18. SALE OF CERTAIN ASSETS. Prior to the Closing, the Company shall sell all assets related to the kitchen and lunchroom at its Peabody, Massachusetts office (including, without limitation, the stove, oven, refrigerator and any similar equipment) and terminate all employment agreement(s) with personnel working in any food service capacity.

         SECTION 5.19. RELEASE OF GUARANTY OF INGRAM MICRO, INC. Prior to the Closing, the parties shall use reasonable commercial efforts to obtain the release of the Guaranty acknowledged on May 1, 2003 of Clifford L. Rucker to Ingram Micro, Inc. of indebtedness up to $100,000 (the "Ingram Guaranty").

         SECTION 5.20. REAL PROPERTY INSURANCE . Prior to the Closing, the Company shall have transferred to C&S Peabody Realty Trust (the "Landlord") the insurance policies related to the Company's Peabody, MA facility and the Landlord shall have reimbursed the Company for all prepaid premiums with respect thereto.

         SECTION 5.21. SALES AND USE TAX

         Prior to Closing, the Shareholders shall use best efforts to deliver to the Purchaser (a) all sales and use tax returns required to be filed by the Company in any state for any tax period after December 31, 1999, for which the statute of limitations on assessment is currently open; and (b) Tax clearance certificates, good standing certificates, or similar documents issued by the taxing authorities for each such state, including without limitation for the States of New York, Michigan, Massachusetts, Rhode Island, Illinois, and Maryland, in each case indicating that, to the extent any particular state will specify, all sales and use tax returns required to have been filed by the Company have been filed and that all sales and use Taxes required to be paid by the Company have been paid.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING
                              ---------------------

         SECTION 6.01. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND MERGER SUBSIDIARY. The obligations of Purchaser and Merger Subsidiary under this Agreement to consummate the transactions contemplated hereby, including, without limitation, the Merger, will be subject to the satisfaction, at or prior to Closing, of all of the following conditions, any one or more of which may be waived at the option of Purchaser and Merger Subsidiary:

         (a) Representations, Warranties and Covenants.

             (i) All representations and warranties of the Company and the Shareholders made in this Agreement or in any Exhibit, Schedule, or document delivered pursuant hereto (including any Company Ancillary Document), shall be true and correct in all material respects as of the date hereof without regard to any schedule updates furnished by the Company or the Shareholders after the date hereof and at and as of the Closing, with the same effect as though such representations and warranties were made at and as of the Closing; provided, however, that the representation in Section 4.01(n) may be updated by the Company by delivery of a schedule update to Purchaser and Merger Subsidiary prior to Closing if stock of the Company has been issued pursuant to any Permitted Stock Issuance.

             (ii) The Company and the Shareholders shall have performed and complied with, in all material respects, all the covenants and agreements required by this Agreement to be performed or complied with prior to the Closing.

             (iii) Purchaser and Merger Subsidiary shall have received a certificate, dated as of the Closing Date, executed on behalf of the Company by authorized officers thereof, certifying in such detail as Purchaser and Merger Subsidiary may reasonably request that the conditions specified in Sections 6.01.(a)(i) and (ii) hereof have been fulfilled.

         (b) Secretary's Certificate. The Company shall have delivered to the Purchaser and Merger Subsidiary a certificate executed on behalf of the Company by the authorized Secretary thereof dated the Closing Date certifying with respect to (i) a copy of the Company's certificate of incorporation and bylaws as in effect on the Closing Date and that the Company is not in violation of or default under any provision of its certificate of incorporation or bylaws as of and on such Closing Date, (ii) board resolutions of the Company authorizing the transactions contemplated by this Agreement, and (iii) incumbency matters and such other proceedings relating to the authorization, execution and delivery of this Agreement as may be reasonably requested by the Purchaser and Merger Subsidiary.

         (c) Closing Documents. The Company shall have delivered to Purchaser and Merger Subsidiary the documents identified in Section 7.01.

         (d) Governmental Consents or Approvals. Each of the approvals, consents, or waivers of any Governmental Entity listed on Schedule 4.01(d) shall have been obtained.

         (e) HSR Act. If applicable, the waiting period under the HSR Act shall have expired or terminated.

         (f) No Adverse Proceedings. No suit, action, claim, or governmental proceeding shall be pending against, and no order, decree, or judgment of any court, agency, or Governmental Entity shall have been rendered against, any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

         (g) Third Party Consents. The Company and the Shareholders shall have obtained and shall have delivered to Purchaser and Merger Subsidiary the third-party consents (which shall be in form and substance reasonably satisfactory to Purchaser and Merger Subsidiary and which in any event shall not, except with the prior written consent of Purchaser and Merger Subsidiary, be conditioned upon or subject to the payment of any additional consideration or modification of the terms of any Contract or Permit) set forth on Schedule 6.01(g).

         (h) Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall not have occurred any Material Adverse Effect with respect to the Company Common Stock, the Business, the Company, or any Shareholder.

         (i) Opinion of Counsel. Purchaser and Merger Subsidiary shall have received the opinion of Pappas and Lenzo, counsel to the Company and the Shareholders substantially in the form of Exhibit F, together with reliance letters addressed to such of Purchaser's financing sources as identified by Purchaser prior to Closing and entitling such lenders to rely on such opinion to the same extent as if they were an addressee thereof.

         (j) Escrow Agreement. The Company and the Controlling Shareholder shall have executed and delivered the Escrow Agreement to Purchaser and Merger Subsidiary.

         (k) Financial Statements. At the Closing, in addition to the Financial Statements, the Shareholders, at their expense, shall provide Purchaser, with such consents of independent public accountants with respect to the Financial Statements as may be required by Rule 3-05 or Article 11 of Regulation S-X promulgated under the United States Securities Act of 1933, as amended (the "1933 Act"), and the United States Securities Exchange Act of 1934, as amended (the "1934 Act"), in connection with the preparation and filing of any registration statement or periodic report by Purchaser pursuant to the 1933 Act or the 1934 Act.

         (l) Termination of Stock Options. On or prior to the Closing, the Shareholders shall cause the Company to terminate and cancel (i) all of the options and warrants to purchase the capital stock of the Company granted to any holder of such options and warrants, whether or not such options and warrants are exercisable and whether or not such options have vested under the Company's stock option plan or otherwise, (ii) the Company's stock option plan and all option agreements relating thereto, in accordance with applicable law prior to the Closing and (iii) with the exception of the Company Common Stock, any and all of the Company's other equity rights or interests held by any person.

         (m) Identified Liabilities. The Identified Liabilities shall have been paid in full, either by the Company or the Shareholders at or prior to Closing or from the Cash Consideration otherwise payable to the Shareholders at the Closing.

         (n) Shareholder Approval of Issuance of Stock. On or prior to the Closing, the shareholders of the Purchaser shall have approved the issuance of the Purchaser Common Stock to be issued to the Shareholders pursuant to Section
3.02 of this Agreement.

         (o) Tangible Net Worth. The Tangible Net Worth of the Company set forth on the Closing Statement is at least $1,500,000.

         (p) Employee Bonus Agreements. Each of (i) the Employment Bonus Agreement dated September 1, 2004 among the Company, the Controlling Shareholder and Gary Halloran, (ii) the Employment Bonus Agreement dated June 21, 2004 among the Company, the Controlling Shareholder and Dean Oliver, as amended, and (iii) the Employment Bonus Agreement dated November 28, 2003 among the Company, the Controlling Shareholder and James Murphy shall have been terminated in accordance with its terms.

         (q) Termination of Profit Sharing and Restricted Stock Plans. On or prior to the Closing, the board of directors of the Company shall have taken appropriate actions to terminate and cancel the Company's profit sharing plan and restricted stock plan as of the date of this Agreement and the Company shall terminate or satisfy in full all obligations thereunder.

         (r) Certain Arrangements. On or prior to the Closing, the Company shall have settled the arrangements set forth on Schedule 6.01(r) to Purchaser's satisfaction which shall, to the extent required by Purchaser, include the elimination of all past and future liabilities and obligations of the Company under such arrangement.

         SECTION 6.02. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND SHAREHOLDERS. The obligations of the Company and the Shareholders under this Agreement to consummate the transactions contemplated hereby, including, without limitation, the Merger, will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived at the option of the Controlling Shareholder.

         (a) Representations, Warranties and Covenants.
             -----------------------------------------

             (i) All representations and warranties of Purchaser and Merger Subsidiary made in this Agreement or in any Exhibit, Schedule, or document delivered pursuant hereto (including any Purchaser Ancillary Document or Merger Subsidiary Ancillary Document), shall be true and correct in all material respects as of the date hereof without regard to any schedule updates furnished by the Company after the date hereof and at and as of the Closing, with the same effect as though such representations and warranties were made at and as of the Closing; provided, however, that the representation in Section 4.03(g) may be updated by Purchaser by delivery of a schedule update to the Company, without the consent of the Company or any Shareholder.

             (ii) Purchaser and Merger Subsidiary shall have performed and complied with, in all material respects, all the covenants and agreements required by this Agreement to be performed or complied with prior to the Closing.

             (iii) The Company shall have received certificates, dated as of the Closing Date, executed on behalf of Purchaser and Merger Subsidiary by authorized officers thereof, certifying in such detail as the Company may reasonably request that the conditions specified in Sections 6.02(a)(i) and
     (ii) have been fulfilled.

         (b) Secretary's Certificate. Each of the Purchaser and the Merger Subsidiary shall have delivered to the Company a certificate executed by its Secretary dated the Closing Date certifying with respect to (i) a copy of the Purchaser's certificate of incorporation and bylaws or Merger Subsidiary's certificate of formation and limited liability company agreement as in effect on the Closing Date and that the Purchaser or Merger Subsidiary is not in violation of or default under any provision of its certificate of incorporation or bylaws or certificate of formation and limited liability company agreement, respectively, as of and on such Closing Date, (ii) board resolutions authorizing the transactions contemplated by this Agreement, (iii) copies of all minutes of all meetings (or excerpts thereof) and all actions by written consent of the shareholders of the Purchaser or members of Merger Subsidiary authorizing the transactions contemplated in this Agreement and (iv) incumbency matters and such other proceedings relating to the authorization, execution and delivery of this Agreement as may be reasonably requested by the Company.

         (c) Closing Documents. Purchaser and Merger Subsidiary shall have delivered to the Company the documents and other items identified in Section 7.02.

         (d) Governmental Consents or Approvals. Each of the approvals, consents, or waivers of any Governmental Entity listed on Schedules 4.01(d) and 4.02(c) shall have been obtained.

         (e) HSR Act. If applicable, the waiting period under the HSR Act shall have expired or terminated.

         (f) No Adverse Proceedings. No suit, action, claim, or governmental proceeding shall be pending against, and no order, decree, or judgment of any court, agency, or other Governmental Entity shall have been rendered against, any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

         (g) Opinion of Purchaser and Merger Subsidiary's Counsel. The Company shall have received the opinion of Thelen Reid & Priest LLP, counsel to Purchaser and Merger Subsidiary substantially in the form of Exhibit G.

         (h) Escrow Agreement. Purchaser and Merger Subsidiary shall have executed and delivered the Escrow Agreement to the Shareholders.

                                   ARTICLE VII

                    DOCUMENTS TO BE DELIVERED AT THE CLOSING
                    ----------------------------------------

         SECTION 7.01. DOCUMENTS TO BE DELIVERED BY THE SHAREHOLDERS. At the Closing, the Shareholders will deliver to Purchaser and Merger Subsidiary, the following, at the expense of the Shareholders and in proper form for recording where appropriate:

         (a) Certificates. Certificates evidencing the Company Common Stock, free and clear of all liens and encumbrances of any nature whatsoever, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank and with all requisite documentary or stock transfer tax stamps affixed.

         (b) Closing Statement. The Closing Statement required pursuant to
Section 3.03(a).

         (c) Employment Agreements. Executed Employment Agreements between Purchaser and each of the following individuals: (i) Clifford L. Rucker, and
(ii) Dean Oliver, in substantially the forms attached hereto as Exhibit H-1 and Exhibit H-2, respectively.

         (d) Subordination Agreement. A Subordination Agreement entered into by the Company and each Shareholder, The CIT Group/Business Credit Inc., Textron Financial Corporation and any other Person who is the Purchaser's senior lender, in the form(s) attached hereto as Exhibit I-1 and Exhibit I-2.

         (e) Tax Certificates. Any clearance certificates or similar documents that are required by any taxing authority in order to relieve Purchaser of any obligation to withhold any portion of the consideration paid to the Company or the Shareholders pursuant to this Agreement.

         (f) FIRPTA. An affidavit of each Shareholder that satisfies the requirements of Section 1445(b)(2) of the Code, in form and substance reasonably satisfactory to Purchaser.

         (g) Good Standing Certificates. Governmental certificates showing that the Company is duly incorporated and in good standing in the state or jurisdiction of their incorporation and in good standing in each state listed on
Schedule 5.1.1, certified as of a date not more than fifteen days before the Closing Date.

         (h) Lien Searches. Lien Searches for federal and state tax liens, judgment liens, and other liens on standard form of Request for Information (Uniform Commercial Code Form UCC-11) for entries in the names of the Company and the Controlling Shareholder (including under any assumed names) completed and certified by the Secretary of State of the applicable state or jurisdiction of its incorporation and any state in which any of the assets and properties of the Company are located, dated no earlier than 20 days prior to the date of this Agreement and showing the absence of any such liens on such assets and properties (other than Permitted Liens).

         (i) Landlord Consent. Consent executed by each landlord of the Company for its facilities located in Peabody, MA to the transactions contemplated by this Agreement.

         (j) Amendment to Lease. Amendment to the Lease, dated December 31, 2004, by and between Clifford L. Rucker and Susan P. Rucker, as Trustees of C&S Peabody Realty Trust, and NEXL, Inc., in substantially the form attached hereto as Exhibit K.

         (k) Books and Records. Books and records of the Company, including but not limited to, the seals, minute books, stock ownership books, and such other corporate records relating to the Company as Purchaser may reasonably request.

         (l) Articles of Merger. Articles of Merger, in the form attached hereto as Exhibit B, duly executed by the Company, to be filed with the Secretary of State of the Commonwealth of Massachusetts and each district within the Commonwealth of Massachusetts in which real property of the Company is situated, in connection with the closing of the transaction contemplated by this Agreement.

         (m) Other Documents. Such additional information and materials as Purchaser or Merger Subsidiary shall reasonably request.

         SECTION 7.02. DOCUMENTS TO BE DELIVERED BY PURCHASER. At the Closing, Purchaser will deliver to the Shareholders, at the expense of Purchaser:

         (a) Merger Consideration. A wire transfer to the Shareholders of immediately available funds in the aggregate amount of the Cash Consideration as provided in Section 3.02 and Section 3.03, to such accounts as the Shareholders specify to Purchaser at least two days prior to Closing.

         (b) Good Standing Certificates. Governmental certificates showing that Purchaser is duly incorporated and in good standing in the State of New York, certified as of a date not more than ten days before the Closing Date.

         (c) Employment Agreements. Executed Employment Agreements between the Purchaser and each of the following individuals: (i) Clifford L. Rucker, and
(ii) Dean Oliver, in substantially the forms attached hereto as Exhibit H-1 and Exhibit H-2, respectively.

         (d) Other Documents. Such additional information and materials as the Shareholders shall reasonably request.

         SECTION 7.03. DOCUMENTS TO BE DELIVERED BY MERGER SUBSIDIARY. At the Closing, Merger Subsidiary will deliver to the Shareholders, at the expense of Merger Subsidiary:

         (a) Good Standing Certificates. Governmental certificates showing that Merger Subsidiary is duly incorporated and in good standing in the State of Delaware, certified as of a date not more than ten days before the Closing Date.

         (b) Articles of Merger. Articles of Merger, in the form attached hereto as Exhibit B, duly executed by Merger Subsidiary, to be filed with the Secretary of State of the Commonwealth of Massachusetts and each district within the Commonwealth of Massachusetts in which real property of the Company is situated, in connection with the closing of the transaction contemplated by this Agreement.

         (c) Other Documents. Such additional information and materials as the Shareholders shall reasonably request.

                                  ARTICLE VIII

                             POST-CLOSING COVENANTS
                             ----------------------

         SECTION 8.01. PAYMENTS RECEIVED. After the Closing, the Company, the Shareholders, Merger Subsidiary and Purchaser will hold and promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to another party, including any insurance proceeds, and will account to the other for all such receipts.

         SECTION 8.02. USE OF NAME. From and after the Closing Date, neither the Shareholders nor any company controlled by any Shareholder shall use the name NEXL, Inc. or any names similar thereto or variants thereof.

         SECTION 8.03. FINANCIAL STATEMENTS. The Shareholders, at their own expense shall provide Purchaser, within 15 days after Purchaser's written request therefor, with consents of independent public accountants with respect to the Financial Statements as may be required by Rule 3-05 or Article 11 of Regulation S-X promulgated under the 1933 Act and the 1934 Act, in connection with the preparation and filing of any registration statement or periodic report by Purchaser pursuant to the 1933 Act or the 1934 Act.

         SECTION 8.04. COVENANT NOT TO COMPETE. For the aggregate consideration of $250,000 (the "Non-Compete Consideration") (distributed to each Shareholder in the amounts set forth opposite the name of such Shareholder in Schedule III hereto or as provided in any Accession Agreement) (i) with respect to the Controlling Shareholder, until the fifth anniversary of the Closing Date and
(ii) with respect to each other Shareholder, until the second anniversary of the Closing Date (such period being referred to herein as the "Noncompetition Term"), each of the Shareholders severally agrees to refrain, except as an employee of Surviving Entity, from anywhere in the world, directly or indirectly through any Affiliate (whether individually or as a principal, officer, director, employee, shareholder, investor, consultant, advisor, partner, joint venturer, agent, equity owner, or in any other capacity whatsoever):

          (i) engaging or participating in any Business Activities; provided, however, that the foregoing shall not be construed to preclude any of the Shareholders, or any of their respective Affiliates from making any investments in the securities of any Person, whether or not engaged in competition with the Purchaser or any Subsidiary thereof, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or any foreign securities exchange and such investment does not exceed one percent (1%) of the issued and outstanding shares of such Person or give the Shareholders or any of their respective Affiliates the right or power to control or participate directly in making the policy decisions of such Person. As used herein, the term "Business Activities" shall mean conduct of business as a middle market information technology service provider focused on secure access, voice over internet protocol (VOIP), storage, security, collaboration, and messaging solutions; or

             (ii) causing or attempting to cause (A) any customer to whom the Purchaser or any Subsidiary thereof supplies any of its services and/or products to terminate any purchase or other similar contract, or relationship with the Purchaser or any Subsidiary thereof after the Closing or to replace the Purchaser or any Subsidiary thereof as a supplier of products or services, in whole or in part, with any other Person, or (B) any supplier from whom the Purchaser or any Subsidiary thereof purchases raw materials and other products to terminate any supply or other similar contract or relationship with the Purchaser or any Subsidiary thereof; or

             (iii) encouraging, soliciting, or inducing any manager, officer, supervisor, or other employee of the Purchaser or any Subsidiary thereof to terminate his or her employment relationship with the Purchaser or any Subsidiary thereof or to become employed by any Person other than the Purchaser or any Subsidiary thereof.

Each of the Shareholders severally acknowledges that the geographic boundaries, scope of prohibited activities, and the Noncompetition Term contained in this
Section 8.04 are reasonable and no broader than necessary to protect the investments by Purchaser and its Affiliates in the assets acquired in the Merger and Purchaser's and its Affiliates ongoing interests in the Company and do not and will not impose any unreasonable burden upon the Shareholders or their respective Affiliates. Each Shareholder severally agrees that (i) any breach by him or it of any of the provisions contained in this Section 8.04 would cause irreparable damage to Purchaser for which monetary damages and other remedies at law may not be adequate, and (ii) Purchaser will be entitled as a matter of right to obtain, without posting any bond whatsoever, a restraining order, an injunction, specific performance, or other form of equitable or extraordinary relief from any court of competent jurisdiction to restrain any threatened or further breach of this Section 8.04 or to require such Shareholder to perform its respective obligations under this Section 8.04, which right to equitable or extraordinary relief will not be exclusive of but will be in addition to all other remedies to which Purchaser may be entitled under this Agreement, at law, or in equity (including, the right to recover monetary damages). If, during any calendar month during the Noncompetition Term, a Shareholder is not in compliance with the terms of this Section 8.04, Purchaser will be entitled, in addition to all other remedies to which it may be entitled, to specifically enforce such non-complying party's compliance with the terms of this Section
8.04 for an additional number of calendar months (over and above the number of calendar months included within the Noncompetition Term) equal to the number of calendar months during which such noncompliance occurred. Each of the Shareholders hereby agrees to waive proof of actual damages in any proceeding for equitable or extraordinary relief. Purchaser and the Controlling Shareholder will use reasonable commercial efforts to agree upon a reasonable allocation of a portion of the Purchase Price in consideration of each such Shareholder's agreement to the provisions of this Section 8.04. Each Shareholder hereby acknowledges that payment of the Non-Compete Consideration shall not limit any right or remedy hereunder of the Purchaser or any Subsidiary thereof in any manner whatsoever.

     Notwithstanding the foregoing, mere ownership of capital stock in TriniComp Systems, Inc., Massachusetts corporation ("TriniComp"), by any Shareholder or the lending of money to TriniComp by the Controlling Shareholder shall not constitute a violation of this Section 8.04. However, any involvement in the management of TriniComp by any Shareholder, including, without limitation, serving as an officer, director, employee or consultant of TriniComp, shall constitute a violation of this Section 8.04 by such Shareholder.

     Notwithstanding the foregoing, the ownership and operation of NEXL Financial Services, Inc. by the Controlling Shareholder shall not constitute a violation of this Section 8.04, provided that such ownership and operation does not interfere with the Controlling Shareholder's performance of his duties to Purchaser.

         SECTION 8.05. POST-CLOSING CONFIDENTIALITY. For a period of five years after the Closing Date, each Shareholder shall hold in confidence (and not release or disclose to any Person other than Purchaser and its authorized representatives) and not use for any purpose any (a) proprietary or other information of the Company, Surviving Entity or the Purchaser or any of its

Affiliates disclosed to the Shareholders or any of the other foregoing Persons in connection with the negotiation or preparation of this Agreement or otherwise in connection with the transactions contemplated hereby, including, without limitation, the Merger, or (b) proprietary or other information relating to the Company, Surviving Entity or the Purchaser that remains after the Closing in the possession of the Shareholders or any of the other foregoing Persons. Notwithstanding the foregoing, the confidentiality obligations of this Section
8.05 shall not apply to information which (i) is required to be disclosed pursuant to an order or request of a judicial authority or Governmental Entity having competent jurisdiction (provided the Shareholders provide Purchaser with reasonable prior written notice thereof), or (ii) which can be shown to have been generally available to the public other than as a result of a breach of this Section 8.05.

         SECTION 8.06. POST-CLOSING NOTIFICATIONS. Purchaser, Surviving Entity and the Shareholders will, comply with any post-Closing notification or other requirements, to the extent then applicable to such party, of any antitrust, trade competition, investment, control, export, or other law or regulation of any Governmental Entity having jurisdiction over Surviving Entity or the Shareholders, as applicable.

         SECTION 8.07. SUBORDINATION AGREEMENTS. Each of the Shareholders hereby agrees to enter into any subordination agreement requested by any Person who is the Purchaser's senior lender, pursuant to which the Shareholders agree to subordinate their respective rights and interests, if any, in and to the Earnout Consideration under this Agreement to any such Person.

         SECTION 8.08. SEC FILINGS. Each of the Shareholders shall file, or cause the filing of, or cooperate with the Purchaser to file, as the case may be, any and all forms, schedules, certificates and/or other documents required under any federal or state securities laws, including, but not limited to,
Schedule 13D, Schedule 13G, Forms 3 and Forms 4, as the case may be.

         SECTION 8.09. INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion in the proxy statement (the "Proxy Statement") relating to the Purchaser's shareholder meeting to be held in connection with the transactions contemplated hereby and issuance of the Stock Consideration, contain or will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or the Shareholders should occur which is required to be described in an amendment of or supplement to the Proxy Statement, the Company shall promptly advise Purchaser in writing of the same.

                                   ARTICLE IX

                          SURVIVAL AND INDEMNIFICATION
                          ----------------------------

         SECTION 9.01. SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

             (i) Except as to (i) the representations and warranties contained in Sections 4.01(a), 4.01(b), 4.01(c), 4.01(dd), 4.02(a), 4.02(b), and

     4.02(c), which shall survive the Closing and remain in effect indefinitely, and (ii) the representations and warranties contained in Sections 4.01(s), 4.01(t), 4.01(w), and 4.01(x) which shall survive the Closing until six (6) months after the expiration of the statute of limitations applicable thereto (giving effect to any waiver, mitigation, or extension thereof), the representations and warranties of the Shareholders and Purchaser contained in this Agreement shall survive the Closing until the expiration of three years from the Closing Date. Any claim for indemnification with respect to any of such matters which is not asserted by notice given as herein provided relating thereto within such specified period of survival may not be pursued and is hereby irrevocably waived after such time. Any claim for an Indemnifiable Loss (as hereinafter defined) asserted within such period of survival as herein provided will be timely made for purposes hereof.

         SECTION 9.02.  LIMITATIONS ON LIABILITY.

             (i) For purposes of this Agreement, (i) "Indemnity Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) "Indemnitee" means any Person entitled to indemnification under this Agreement, (iii) "Indemnifying Party" means any Person required to provide indemnification under this Agreement, (iv) "Indemnifiable Losses" means any and all damages, losses, liabilities, obligations, costs, and expenses, and any and all claims, demands, or suits (by any Person, including any Governmental Entity), including the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements, and compromises relating thereto and including reasonable attorneys' fees and expenses in connection therewith, and (v) "Third Party Claim" means any claim, action, or proceeding made or brought by any Person who or which is not a party to this Agreement or an Affiliate of a party to this Agreement.

             (ii) Notwithstanding any other provision hereof or of any applicable law, no Indemnitee will be entitled to make a claim against an Indemnifying Party in respect of any breach of a representation or warranty under Sections 9.03(i)(A) or 9.03 (ii)(A), unless and until the aggregate amount of claims in respect of breaches of representations and warranties asserted for Indemnifiable Losses under 9.03 (i)(A) or 9.03 (ii)(A), as applicable, exceeds $20,000, in which event the Indemnitee will be entitled to make a claim against the Indemnifying Party to the extent of the full amount of Indemnifiable Losses. No Indemnifying Party shall be liable for Indemnifiable Losses pursuant hereto to the extent (but only to the extent) that the aggregate amount thereof exceeds the Merger Consideration.

             (iii) The Purchaser shall be entitled to offset the amount of any Indemnifiable Losses for which it is entitled to indemnification from any Indemnifying Party pursuant to this Article X against any amounts then owing by Purchaser to the Shareholders as Earnout Consideration. Without limiting the generality of the foregoing, Purchaser shall be authorized to withhold payment of any such amounts otherwise due to the Shareholders to satisfy any Indemnifiable Losses which are the subject of any claim for indemnification under this Article X (to the extent of such claim) until the earlier of (a) such time as the Purchaser and the Shareholders have agreed in writing on the amount of Indemnifiable Losses to which the Purchaser is entitled in respect of such claim or (b) until such claim has been resolved by a final judgment of a court of competent jurisdiction or an administrative agency having the authority to determine the amount of, and liability with respect to, the item resulting in such Indemnifiable Loss for which indemnification is sought and the denial of, or expiration of all rights to, appeal related thereto.

         SECTION 9.03. INDEMNIFICATION.

             (i) Subject to Sections 9.01 and 9.02, (a) the Shareholders (other than the Controlling Shareholder) severally (in accordance with their applicable ownership percentages) and not jointly and (b) the Controlling Shareholder jointly and severally agrees to indemnify, defend, and hold harmless Purchaser, the Company, their respective successors and their respective Affiliates and directors, officers, partners, employees, agents, and representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from, or arising out of:

                   (A) any breach of representation or warranty of any Shareholder made in this Agreement or in any certificate or other document delivered pursuant hereto;

                   (B) any breach or nonfulfillment of any agreement or covenant of any Shareholder made in this Agreement;

                   (C) any omission or inaccuracy in the Closing Statement delivered pursuant to Section 7.01(b) hereof;

                   (D) any costs or expenses incurred by Purchaser or Surviving Entity in defense of or incurred in connection with any Third Party Claim against the Shareholders or the Company (or its successors);

                   (E) any liability incurred as a result of the closing of the Company's Chicago office, including, without limitation, any liability resulting from the termination of any office lease or any termination of or other arrangements for employees of the Chicago office; and

                   (F) any liability (including any costs and expenses) incurred as a result of the Company's failure to duly and timely file any sales or use tax return due on or before the Closing Date or to pay any Taxes due and owing with respect thereto that are due on or before the Closing Date or to duly and timely withhold or pay over to the appropriate Taxing Authorities all amounts required to be so withheld or paid over on or before the Closing Date, in each case for all periods under all applicable laws.

             (ii) Subject to Section 9.01 and 9.02, Purchaser agrees to indemnify, defend, and hold harmless the Shareholders from and against any and all Indemnifiable Losses to the extent relating to, resulting from, or arising out of:

                   (A) any breach of representation or warranty of Purchaser or Merger Subsidiary made in this Agreement and any certificate or other document delivered pursuant hereto;

                   (B) any breach or nonfulfillment of any agreement or covenant of Purchaser or Merger Subsidiary made in this Agreement; and

                   (C) any liability under the Ingram Guaranty with respect to obligations of the Company incurred by the Company after the Closing.

         SECTION 9.04. DEFENSE OF CLAIMS.

             (i) If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 calendar days after receipt of such notice of such Third Party Claim. Such notice will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense, unless the Indemnifying Party is also a party to such Third Party Claim and the Indemnitee determines in good faith that joint representation would be inappropriate.

             (ii) If, within ten calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 9.04(i), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 9.04(i), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnitee in respect of all Indemnifiable Losses relating to the matter, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. A failure to give timely notice or to include any specified information in any notice as provided in Sections 9.04(i) or 9.04(ii) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was actually and materially prejudiced in its defense of such claim by the failure to receive timely notice.

             (iii) The Indemnifying Party will have 30 calendar days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim"). If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Article X.

         SECTION 9.05. ADJUSTMENT TO MERGER CONSIDERATION. Any Indemnity Payment hereunder shall be treated by all parties hereto as an adjustment to the Merger Consideration, and the parties hereto shall, and shall cause their Affiliates to, file all Tax Returns in a manner consistent with such treatment.

         SECTION 9.06. NO INDEMNITY FROM THE COMPANY. The Shareholders are and have been fully involved in the management and affairs of the Company. Following the Closing, any Indemnity Payment required to be paid to Purchaser shall be paid only by the Shareholders and not by the Company. The Shareholders have made the representations and warranties with respect to the Company and have agreed to make Indemnity Payments hereunder as the sole shareholders of the Company. The Shareholders shall not be entitled to be reimbursed by the Company for any amounts paid as Indemnity Payments or otherwise by the Shareholders to Purchaser in accordance with the terms of this Agreement.

                                    ARTICLE X

                                   TAX MATTERS
                                   -----------

         SECTION 10.01. TAX SHARING AND SIMILAR ARRANGEMENTS. The Shareholders agree that all tax sharing agreements or similar arrangements with respect to or involving the Company shall be terminated on or before the Closing Date; and, after the Closing Date, the Company shall not be shall be bound thereby or have any liability thereunder.

         SECTION 10.02. TAX RETURNS REQUIRED TO BE FILED PRIOR TO CLOSING. With respect to Tax Returns required to be filed by or on behalf of the Company during the period between the execution of this Agreement and the Closing, the Shareholders shall cause the Company to provide Purchaser with copies of such completed Tax Returns at least 20 days prior to the due date for filing thereof, along with supporting workpapers, for Purchaser's review and approval (unless such 20-day period is not feasible given the date of execution of this Agreement and the due date of the Tax Return, in which case, the Shareholders shall provide copies of such Tax Returns to Purchaser as soon as practicable after execution of this Agreement).

         SECTION 10.03. TAX PERIODS ENDING ON OR PRIOR TO THE CLOSING DATE. The Shareholders shall timely prepare or cause to be prepared, at their expense, all Tax Returns for the Company which relate to Tax periods ending on or prior to the Closing Date and which are required to be filed after the Closing Date and the Company or its successor shall pay all Taxes due and for which the Company is liable; provided that the Shareholders shall promptly reimburse Purchaser and the Company or its successor for any Taxes of the Company for such Tax periods to the extent such amounts are not reflected in the calculation of Final Net Worth (such Taxes not reflected in the calculation of Final Net Worth are referred to herein as "Section 10.03 Unexpected Taxes") and provided, further, that the Shareholders' aggregate liability under this Section 10.03 and Section
10.06 shall be limited to the amount by which the Final Net Worth, after reduction by the amount of the Unexpected Taxes (as hereinafter defined), would have been less than $2,000,000. All such Tax Returns shall be prepared in a manner consistent with Tax Returns filed for prior periods. The Shareholders shall permit Purchaser a ten (10) day period to review and make comments with respect to each such Tax Return prior to filing of each such Tax Return. Purchaser shall cause such Tax Returns to be duly signed and timely filed. Notwithstanding anything to the contrary herein, no position shall be taken, election made, or method adopted on any such Tax Return that (i) is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, or (ii) will adversely affect the tax position of the Company or its successors for any period ending after the Closing (including, without limitation, positions, elections or methods that would have the effect of deferring income to taxable periods or portions thereof ending after the Closing Date or accelerating deductions to taxable periods or portions thereof ending on or prior to the Closing Date except for deferred revenue attributable to prepayments received from customers that are reflected as a liability of the Company in Final Net Worth), in either case without the prior written consent of Purchaser. Purchaser shall cooperate fully, as and to the extent reasonably requested by the Shareholders, in connection with the preparation and filing of such Tax Returns. Purchaser shall prepare and file all Tax Returns for all taxable periods ending after the Closing Date. As used herein the term "Unexpected Taxes" shall mean the sum of the Section 10.03 Unexpected Taxes and the Section 10.06 Unexpected Taxes."

         SECTION 10.04. TAX RETURN. Each Shareholder shall include on his individual Tax Return any income, gain, loss, deduction or other Tax items on the final short S corporation Tax Return in a manner consistent with the Schedules K-1 furnished by the Company (or its successor) to such Shareholder in connection with such final short S corporation Tax Return.

         SECTION 10.05. INDEMNIFICATION OBLIGATIONS. Neither the filing by Purchaser of Tax Returns related to Tax periods (or portions thereof) ending on or prior to the Closing Date or anything else contained in this Agreement shall excuse the Shareholders from their indemnification obligations pursuant to
Section 9.03 with respect to Taxes.

         SECTION 10.06. TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for all Tax periods which begin before the Closing Date and end after the Closing Date, and the Company or its successor shall pay all Taxes due, provided however that the Shareholders shall promptly reimburse Purchaser and the Company or its successor (i) for any Taxes of Company or its successor to the extent allocable to the portion of the taxable period ending on or prior to the Closing Date and (ii) 50% of the costs of preparing and filing such Tax Returns, in each case, to the extent that such amounts are not reflected in the calculation of Final Net Worth, (such Taxes not reflected in said calculation hereinafter being referred to as "Section 10.06 Unexpected Taxes"); and provided further, that the Shareholders' aggregate liability under this Section 10.06 and Section 10.03 shall be limited to the amount by which Final Net Worth, after reduction by the amount of the Unexpected Taxes, would have been less than $2,000,000. For purposes of the preceding sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that is allocable to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Income Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the portion of the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Income Tax, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.

         SECTION 10.07. COOPERATION ON TAX MATTERS. Purchaser and Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article X and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding. Purchaser and Shareholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (giving effect to any waiver, extension or mitigation thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority, and (B) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other parties so request, Purchaser or Shareholders, as the case may be, shall allow the other party to take possession of such books and records.

         SECTION 10.08. TRANSFER TAXES. All transfer, documentary, sales, use, stamp, registration and other similar Taxes (including all applicable real estate transfer Taxes) and all conveyance fees, recording charges and other fees and charges (including any penalties, interest and additions to Tax) ("Transfer Taxes"), if any, arising out of or incurred in connection with this Agreement shall be paid by Shareholders when due, and Shareholders shall, at their own expense, timely file all necessary Tax Returns and other documentation with respect to such Taxes, fees, and charges, and if required by law, Purchaser shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

                                   ARTICLE XI

                             CONTROLLING SHAREHOLDER
                             -----------------------

         SECTION 11.01. CONTROLLING SHAREHOLDER. By execution of this Agreement (or an appropriate Accession Agreement) each Shareholder hereby appoints Clifford L. Rucker as the "Controlling Shareholder" referred to elsewhere in this Agreement. The Controlling Shareholder shall have the authority, for and on behalf of the Shareholders to take such actions and exercise such discretion as are required of the Controlling Shareholder pursuant to the terms of this Agreement and any related document or instrument (and any such actions shall be binding on the Shareholders), including without limitation the following:

         (a) to execute stock powers and to receive and hold and deliver to the Purchaser or the Escrow Agent (as hereinafter defined) any other documents relating thereto on behalf of the Shareholders;

         (b) to give and receive communications and notices, to execute, acknowledge, deliver, record and file all ancillary agreements, certificates and documents which the Controlling Shareholder deems necessary or appropriate in connection with the consummation of the transactions contemplated by the terms and provisions of this Agreement;

         (c) to negotiate, agree to, enter into settlements and compromises of, and demand participation and arbitration and comply with orders and awards of courts and arbitrators with respect to claims for damages and otherwise;

         (d) to receive payments due under this Agreement and the Escrow Agreement and acknowledge receipt for such payments;

         (e) to waive any breach or default under this Agreement, or to waive any condition precedent to Closing;

         (f) amend this Agreement, the Escrow Agreement or any related document or instrument;

         (g) to terminate this Agreement, the Escrow Agreement or any related document or instrument;

         (h) to receive service of process in connection with any claims under this Agreement, the Escrow Agreement or any related document or instrument;

         (i) to perform the obligations and exercise the rights under any related document or instrument, including the settlement of claims and disputes with Purchaser and the Shareholders; and

         (j) to take all actions necessary or appropriate in the judgment of the Controlling Shareholder to accomplish the foregoing actions under this Section 11.01.

         SECTION 11.02. NO LIABILITY FOR CONTROLLING SHAREHOLDER. The Controlling Shareholder shall not be liable for any act done or omitted hereunder as Controlling Shareholder while acting in good faith and in the exercise of reasonable judgment. A decision, act, consent or instruction of the Controlling Shareholder shall constitute a decision for all the Shareholders hereunder, and shall be final, conclusive and binding upon each such Shareholder, and Purchaser may rely upon any such decision, act, consent or instruction of the Controlling Shareholder as being the decision, act, consent or instruction of such Shareholder. Purchaser is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Controlling Shareholder.

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS
                            ------------------------

         SECTION 12.01. SPECIFIC PERFORMANCE AND LIQUIDATED DAMAGES.

         (a) The parties recognize that if the Shareholders refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate Purchaser for its injuries. Purchaser shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought by Purchaser to enforce this Agreement, the Shareholders shall waive the defense that there is an adequate remedy at law.

         (b) If all of the conditions set forth in Section 6.01 have been satisfied in full and the Purchaser and Merger Subsidiary refuse to consummate the transaction contemplated in Section 1.01 by the close of the next business day after receipt of notice from the Company or if all of the conditions set forth in Section 6.02 have been satisfied in full and the Company and the Shareholders refuse to consummate the transaction contemplated in Section 1.01 by the close of the next business day after receipt of notice from the Purchaser or Merger Subsidiary, the defaulting party shall pay to the non-defaulting party the amount of $1 million (the "Break Up Fee") as liquidated damages, by certified check or wire transfer to such account as the non-defaulting party may designate within 30 days of the date of default. The parties to this Agreement agree that if the Break Up Fee is payable hereunder, the right of the non-defaulting party to receive such amount shall constitute the sole and exclusive cash remedy of the non-defaulting party for, and such amount shall constitute liquidated damages in respect of, the failure to consummate such transaction. The non-defaulting party agrees that it will not contest the reasonableness of the Break Up Fee in any action commenced to enforce this Agreement. For the avoidance of doubt, the parties hereto agree that no Break Up Free is payable upon termination of this Agreement pursuant to Section 3.02(b).

         (c) In the event of a default by either party which results in the filing of a lawsuit or other action to enforce this Agreement, the party which prevails in any such action shall be entitled to the recovery of reasonable legal fees and expenses incurred by it in addition to such other remedies sought therein.

         SECTION 12.02. ADDITIONAL SHAREHOLDERS.

         (a) One or more persons may become a Shareholder hereunder by execution of an Accession Agreement attached hereto as Exhibit J, pursuant to which such Shareholder agrees to be bound by the provisions of this Agreement. The addition of such Shareholder shall be subject to the prior approval and written consent of the Purchaser (the execution by the Purchaser of the Accession Agreement to evidence such approval and consent).

         (b) Immediately following the execution of the Accession Agreement by an additional Shareholder, (i) this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of such Shareholder and (ii) such additional Shareholder shall become a party hereto and be entitled to all rights, benefits and privileges accorded to a Shareholder herein and subject to all obligations of a Shareholder hereunder.

         SECTION 12.03. NOTICES. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address or facsimile number specified below:

             (i)   If to the Company, to:

             NEXL, Inc.
             137 Summit Street
             Peabody, MA 01960
             Facsimile No.: 978 538 3012
             Attention:  Clifford L. Rucker

             with a copy to, which copy shall not constitute notice:


             Daniel F. Lenzo
             Pappas and Lenzo
             114 Union Wharf
             Boston, MA 02109


             If to Purchaser or Merger Subsidiary, to:


             MTM Technologies, Inc.
             850 Canal Street
             Stamford, Connecticut 06902
             Facsimile No.: 281.668.0154
             Attention:  John F. Kohler, Esq.


             with a copy to, which copy shall not constitute notice:


             Thelen Reid & Priest LLP
             875 Third Avenue
             New York, New York 10022
             Facsimile No.: 212.603.2001
             Attention:  E. Ann Gill, Esq.


             (ii) If to a Shareholder, to the address of such Shareholder as set forth on Schedule I hereto or to such other address or facsimile number as any such party may from time to time designate as to itself by like notice.

         SECTION 12.04. EXPENSES. Except as otherwise expressly provided herein, the Company and the Shareholders will pay any expenses incurred prior to Closing by the Company or the Shareholders incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein. Purchaser will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein. In any action to enforce any of the terms of this Agreement, the prevailing party in such action shall be entitled to recover its attorneys' fees and costs.

         SECTION 12.05. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other party which shall not be unreasonably withheld; provided, however, that Purchaser may make a collateral assignment of its rights under this Agreement to any lender who provides funds to Purchaser for the Merger Consideration. The Shareholders shall execute acknowledgements of such collateral assignments in such forms as Purchaser or Purchaser's lender(s) may from time to time reasonably request. In the event of such a proposed assignment by Purchaser, the provisions of this Agreement shall inure to the benefit of and be binding upon Purchaser's assigns.

         SECTION 12.06. WAIVER.

         (a) Purchaser, Merger Subsidiary and the Shareholders, by written notice to the other parties may (a) extend the time for performance of any of the obligations of the other under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered in connection herewith, (c) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (d) waive or modify performance of any of the obligations of the other under this Agreement; provided, however, that no party may, without the prior written consent of the other parties, make or grant such extension of time, waiver of inaccuracies, or compliance or waiver or modification of performance with respect to its (or any of its Affiliates) representations, warranties, conditions, or covenants hereunder. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties, conditions, or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

         (b) Each of the Company and each Shareholder unconditionally waives, to the fullest extent permitted by law, any right it may have to proceed against the Purchaser or the Merger Subsidiary for failure of the Merger to qualify as a reorganization pursuant to Section 368(a)(1)(A) of the Code and the regulations promulgated thereunder.

         SECTION 12.07. ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules hereto and any other documents and instruments delivered pursuant hereto) supersedes any other agreement, whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates (or by any director, officer, or representative thereof) relating to the matters contemplated hereby. This Agreement (together with the Exhibits and Schedules hereto and any other documents and instruments delivered pursuant hereto) constitutes the entire agreement by and among the parties hereto and there are no agreements or commitments by or among such parties or their Affiliates or any other person with respect to the subject matter of this Agreement except as expressly set forth herein. Each party hereby acknowledges that no other party or any other person or entity has made any promises, warranties, understandings or representations whatsoever, express or implied, not contained in this Agreement and acknowledges that it has not executed this Agreement in reliance upon any such promises, representations, understandings or warranties not contained herein. There are no promises, covenants or undertakings other than those expressly set forth or provided for in this Agreement.

         SECTION 12.08. AMENDMENTS AND SUPPLEMENTS. This Agreement may be amended or supplemented at any time by additional written agreements signed by the parties hereto.

         SECTION 12.09. RIGHTS OF THE PARTIES. Except as provided in Articles II and IX or in Section 12.05, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any Person other than the parties hereto and their respective Affiliates any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

         SECTION 12.10. BROKERS. Purchaser shall indemnify and hold harmless the Shareholders, and the Shareholders shall jointly and severally indemnify and hold harmless Purchaser and the Company, from and against any liability, claim, loss, damage, or expense incurred by Purchaser and the Company or by the Shareholders, respectively, relating to any fees or commissions owed to any broker, finder, or financial advisor as a result of actions taken by Purchaser or the Company or by the Shareholders, respectively, in connection with this Agreement or the transactions contemplated hereby, including, without limitation, the Merger.

         SECTION 12.11. FURTHER ASSURANCES. From time to time, as and when requested by either party, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

         SECTION 12.12. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely in the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

         SECTION 12.13. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the greatest extent possible to carry out the intentions of the parties hereto.

         SECTION 12.14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

         SECTION 12.15. TITLES AND HEADINGS. Titles and headings to articles and sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         SECTION 12.16. CERTAIN INTERPRETIVE MATTERS AND DEFINITIONS.

             (i) Unless the context otherwise requires, (i) all references to Sections, Articles, Schedules, or Exhibits are to Sections, Articles, Schedules, or Exhibits of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles for financial reporting in the United States, applied on a consistent basis ("GAAP"),
     (iv) words in the singular include the plural and vice versa, (v) "affiliate" or "Affiliate" has the meaning given to such term in Rule 12b-2 of Regulation 12B under the 1934 Act, (vi) words of any gender shall include each other gender, (vii) "include," "including," and their derivatives shall mean "including without limitation," (viii) "person" or "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, or other form of business or legal entity or Governmental Entity, and (ix) "Subsidiary" or "Subsidiaries" shall mean any other corporation, limited liability company, association, joint stock company, joint venture or business trust of which, as of the date hereof or hereafter, (i) more than fifty percent (50%) of the outstanding voting stock, share capital or other equity interests is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or (ii) the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein, Subsidiary(ies) shall refer to the Company's Subsidiary(ies). All references to "$" or dollar amounts will be to lawful currency of the United States of America.

             (ii) No provision of this Agreement will be interpreted in favor of, or against, either of the parties hereto by reason of the extent to which either such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

         SECTION 12.17. TERMINATION. Except as otherwise provided in Section 3.02(b), notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing Date as follows:

                   (v) by mutual agreement of Purchaser, Merger
             Subsidiary, the Company and the Controlling
             Shareholder;

                  (w) by Purchaser, in its sole discretion, if the
             amount of Tangible Net Worth set forth on the Closing Statement is less than $1,500,000;

                  (x) by Purchaser or the Controlling Shareholder,
             if the conditions set forth in Article VII shall not have been complied with and such noncompliance or nonperformance shall not have been waived by Purchaser or the Controlling Shareholder, as the case may be, or cured or eliminated by Purchaser or the Controlling Shareholder, as the case may be, (i) on the 120th day after the date of this Agreement if the meeting of the shareholders of the Purchaser has been convened on or before the 110th day after the date of this Agreement, and (ii) on the 180th day after the date of this Agreement if such meeting has not been convened on or before such 110th day; provided, however, that the right to terminate this Agreement under this Section 12.17(x) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

                   (y) by Purchaser, on the one hand, or the
             Controlling Shareholder, on the other hand, if there shall have been entered a final, nonappealable order or injunction of any Governmental Entity restraining or prohibiting the consummation of the transactions contemplated hereby, including, without limitation, the Merger, or any material part thereof; or

                   (z) by Purchaser and Merger Subsidiary, on the
             one hand, or the Company and the Controlling
             Shareholder, on the other hand, if, prior to the Closing Date, the other party is in breach in any material respect of any representation, warranty, covenant, or agreement herein contained and such breach shall not be cured within five business days of the date of notice of breach served by the party claiming such breach. If this Agreement is terminated pursuant to this Section 12.17, this Agreement shall forthwith become void and there shall be no liability on the part of any party or its respective officers, directors or shareholders hereunder, except for obligations under Article IX, which shall survive the termination. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach of any covenant or agreement in this Agreement.

                            [SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                        NEXL, INC.


                                        By:/s/ Clifford Rucker
                                        ---------------------------------------
                                             Name:  Clifford Rucker
                                             Title: CEO



                                        MTM TECHNOLOGIES (MASSACHUSETTS), LLC


                                        By:/s/ Steve Stringer
                                        ---------------------------------------
                                             Name:
                                             Title:



                                        MTM TECHNOLOGIES, INC.


                                        By:Francis J. Alfano
                                        ---------------------------------------
                                             Name:
                                             Title:



                                        CLIFFORD L. RUCKER


                                        /s/ Clifford L. Rucker
                                        ---------------------------------------
                                             Shareholder

                                   SCHEDULE I

                      NAME, ADDRESS AND OWNERSHIP OF SHARES

        NAME AND ADDRESS OF       NUMBER OF SHARES    PERCENTAGE OF
          STOCKHOLDER              OF COMMON STOCK    COMMON STOCK

        Clifford L. Rucker               2,000            100%
        3 Bridal Spur Road
        Danvers, MA  01923


               TOTAL                     2,000            100%

                                   SCHEDULE II

       EXAMPLES OF ADJUSTMENTS TO MERGER CONSIDERATION BASED ON CHANGES TO
                              TANGIBLE NET WORTH*


---------------------------------------------------------------------------------------------------------------------------------
                       EXAMPLES OF ADJUSTMENTS TO MERGER CONSIDERATION BASED ON CHANGES TO TANGIBLE NET WORTH*

---------------------------------------------------------------------------------------------------------------------------------
CLOSING STATEMENT                       $1,800,000                                    $2,200,000                    $2,600,000
NET WORTH

---------------------------------------------------------------------------------------------------------------------------------
ADJUSTMENTS TO                           $200,000                                      $200,000                      $500,000
MERGER CONSIDERATION

---------------------------------------------------------------------------------------------------------------------------------
POST-CLOSING            $1,600,000      $1,900,000     $2,100,000     $1,900,000      $2,100,000     $2,400,000     $3,000,000
STATEMENT NET WORTH

---------------------------------------------------------------------------------------------------------------------------------
FURTHER ADJUSTMENTS     ($200,000)       $100,000       $300,000      ($300,000)      ($100,000)      $200,000           0
TO MERGER
CONSIDERATION

---------------------------------------------------------------------------------------------------------------------------------
TOTAL ADJUSTMENT TO     ($400,000)      ($100,000)      $100,000      ($100,000)       $100,000       $400,000       $500,000
MERGER CONSIDERATION
---------------------------------------------------------------------------------------------------------------------------------


--------
*Excludes the impact of Identified Liabilities.



                                  SCHEDULE III

                            NON-COMPETE CONSIDERATION
                    Clifford L. Rucker          $250,000